Exhibit 10.1

EXECUTION VERSION

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of August 28, 2023

by and among

ORBITAL INFRASTRUCTURE GROUP, INC.

as Borrower,

the other entities party hereto as Guarantors,

THE VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

APPENDICES:	A-1	Initial Draw Term Commitment
	A-2	Delayed Draw Term-1 Commitment
	A-3	Delayed Draw Term-2 Commitment
	B	Notice Addresses

SCHEDULES:
	4.1	Jurisdiction of Organization
	4.2	Capital Stock and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.24	Intellectual Property
	4.27	Insurance
	4.30	Bank Accounts and Securities Accounts
	5.16	Certain Post Closing Matters
	5.19	Milestones
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments

EXHIBITS:	A	Funding Notice
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	Certificate Regarding Non-Bank Status (For Non-US Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
	E-2	Certificate Regarding Non-Bank Status (For Non-US Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
	F	[Reserved]
	G-1	Pledge Agreement
	G-2	Security Agreement
	H	Form of Note
	I	Form of Initial Budget
	J	Form of Interim Order

-v-

CREDIT AGREEMENT

This SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 28, 2023, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender,” as that term is hereinafter further defined), Alter Domus (US) LLC, a Delaware limited liability company (“Alter Domus”), as administrative agent for each of the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), Alter Domus, as collateral agent for each of the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), Orbital Infrastructure Group, Inc., a Texas corporation as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Company” or the “Borrower”), and certain subsidiaries of the Borrower as Guarantors party hereto, each as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on August 23, 2023 (the “Petition Date”), the Borrower and certain Borrower’s Subsidiaries that are Orbital Loan Parties (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a superpriority senior secured debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $7,500,000 (the “DIP Facility”), consisting of (i) $2,500,000 in term loan commitments in respect of Initial Draw Term Loans to be made in a single draw on the Initial Draw Availability Date, and (ii) $5,000,000 in delayed draw term loan commitments in respect of certain delayed draw term loans to be made available to the Borrower on the applicable availability date, with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the (i) Interim Order and the Final Order, in each case (and solely with respect to Collateral consisting of assets of Debtors), upon entry thereof by the Bankruptcy Court, and (ii) Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Agents, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve-Out (solely with respect to Collateral consisting of assets of Debtors);

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrower under this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions . As used in this Agreement, the following terms shall have the following definitions:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Accounts” means all “accounts” (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due, and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent Fee Letter” means the letter agreement, dated as of the Closing Date, by and between Borrower and Administrative Agent.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial, or otherwise), governmental investigation, or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Actions) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, that for purposes of Section 6.12 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” has the meaning specified in Section 2.16.

“Aggregate Payments” has the meaning specified in Section 7.02.

“Agreement” means this Credit Agreement and any annexes, exhibits, and schedules attached hereto as it may be amended, supplemented, or otherwise modified from time to time.

“Anti-corruption Laws” means the FCPA, and all other applicable laws concerning or relating to bribery, money laundering or corruption.

“Application Event” means the (a) occurrence of an Event of Default and (b) the election by Administrative Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(g).

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance satisfactory to the Administrative Agent (with respect to its own treatment) and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Lenders except as agreed in writing by Administrative Agent (solely with respect to its own treatment) and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders.

“Approved Budget” has the meaning specified in Section 5.01(s).

“Asset Sale” means a sale, lease, or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets, or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any sale of merchant accounts (or any rights thereto, including, without limitation, any rights to any residual payment stream with respect thereto) by any Loan Party or (c) any transaction effected pursuant to a Division.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Auction” has the meaning specified in Schedule 5.19.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief legal officer, president, one of its vice presidents (or the equivalent thereof) or, with respect to financial matters, such Person’s chief financial officer or treasurer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (a) the Bankruptcy Code, (b) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (c) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Beneficiary” means each Agent and each Lender.

“Bid Procedures Motion” has the meaning specified in Schedule 5.19.

“Bid Procedures Order” has the meaning specified in Schedule 5.19.

“Board” means (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Budget Variance Report” means a weekly variance report prepared by an Authorized Officer of the Borrower, comparing for each applicable Test Period the actual results against anticipated results under the applicable Approved Budget(s), on an aggregate or a line item basis and in the same level of detail set forth in the Approved Budget(s), together with a written explanation for all variances for any given testing period and such other information as the Administrative Agent or the Required Lenders may reasonably request.

“Budget Variance Test Date” means not later than 5:00 p.m. (Eastern time) on the Thursday of every week (commencing with the second Thursday after the Petition Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person (a) as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase, or other arrangements or rights to acquire any of the foregoing.

“Carve-Out” as defined in the Interim Order or the Final Order, as applicable.

“Cases” has the meaning specified in the recitals of this agreement.

“Cash” means money, currency, or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

"Cash Management Order” means an order of the Bankruptcy Court entered in the Cases, together with all extensions, modifications and amendments thereto, in form and substance acceptable to the Required Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements as shall be reasonably acceptable to the Required Lenders in all material respects.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means that:

(a)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Borrower,

(b)    Borrower fails to own and control, directly or indirectly, 100% of the Capital Stock of Front Line, or

(c)    the occurrence of a Change of Management.

“Change of Management” means that Kurt Johnson direct or indirect management responsibilities of Front Line are materially diminished from those held by him on the Closing Date, in each case, other than as a result of (a) death or (b) physical or mental incapacity.

“Chapter 11 Plan” means a plan of reorganization in any or all of the Cases.

“Closing Date” means the date on which the initial Term Loans are made.

“Collateral” means, collectively, all of the real, personal, and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to the Required Lenders.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Orders, the Pledge Agreement, the Security Agreement, the Mortgages, if any, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents, and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal, or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Commitment” means any Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Liquidity” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to the sum of Qualified Cash of Borrower and its Subsidiaries.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by the Borrower or one of its Subsidiaries, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Extension” means the making of a Loan.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.09.

“Delayed Draw Term-1 Commitment” means with respect to any Lender, the commitment of such Lender to make Delayed Draw Term-1 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-2, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.01(b) or modified from time to time to reflect any assignments permitted by Section 10.06. The aggregate amount of the Lenders’ Delayed Draw Term-1 Commitments on the Closing Date is $2,500,000.

“Delayed Draw Term-1 Loan Lenders” means the Persons listed on Appendix A-2 and any other Person that shall have become a party to this Agreement pursuant to an Assignment Agreement in accordance with the terms of Section 10.06, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement in accordance with the terms of Section 10.06.

“Delayed Draw Term-1 Loans” means any Loan made pursuant to Section 2.01(b).

“Delayed Draw Term-2 Commitment” means with respect to any Lender, the commitment of such Lender to make Delayed Draw Term-2 Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-3, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.01(c) or modified from time to time to reflect any assignments permitted by Section 10.06. The aggregate amount of the Lenders’ Delayed Draw Term-2 Commitments on the Closing Date is $2,500,000.

“Delayed Draw Term-2 Loan Lenders” means the Persons listed on Appendix A-3 and any other Person that shall have become a party to this Agreement pursuant to an Assignment Agreement in accordance with the terms of Section 10.06, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement in accordance with the terms of Section 10.06.

“Delayed Draw Term-2 Loans” means any Loan made pursuant to Section 2.01(c).

“Deposit Account” means a demand, time, savings, passbook, or like account with a bank, savings and loan association, credit union, or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Facility” has the meaning specified in the recitals of this agreement.

"DIP Streeterville Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of the date hereof, by and among the Borrower, as borrower, the guarantor subsidiaries from time to time party thereto, Streeterville Capital, LLC (“Streeterville”), as lender, as amended, restated, replaced, supplemented or otherwise modified from time to time.

"DIP Streeterville Documents” means the collective reference to the DIP Streeterville Credit Agreement and any other document, agreement, instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“DIP Streeterville Facility” means the superpriority senior secured debtor-in-possession facility made available to the Borrower pursuant to the DIP Streeterville Credit Agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender, and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund, or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, that neither Borrower, nor any Affiliate of Borrower, shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained, or contributed to, or required to be contributed, by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to protection of the environment, protection of employee health (from exposure to Hazardous Materials), or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” has the meaning ascribed to such term in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above, or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code), the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan, or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries, or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (1) imposing withdrawal liability, (2) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (3) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (4) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of fines, penalties, taxes, or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i), or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (k) the imposition of a Lien pursuant to Sections 401(a)(29). 412(n), or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan, (l) the existence with respect to any funded Employee Benefit Plan sponsored by a Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of a non-exempt “Prohibited Transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code), (m) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (n) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Erroneous Payments” has the meaning specified in Section 9.10(a).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.10(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” has the meaning specified in Section 2.19(a).

“Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(b) hereof), including, without limitation, (a) foreign, United States, state, or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement, excluding for the avoidance of doubt proceeds from (i) the issuance of Capital Stock of Borrower and (ii) the issuance of Indebtedness (it being understood and agreed that the issuance of Indebtedness not permitted to be incurred pursuant to Section 6.01 shall remain subject to Section 2.13(d)).

“Fair Share” has the meaning specified in Section 7.02.

“Fair Share Contribution Amount” has the meaning specified in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, or if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day. If the Federal Funds Effective Rate cannot be determined in accordance with the foregoing sentence, then the Administrative Agent may in its reasonable discretion select an alternate method for determining the Federal Funds Effective Rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, (i) the Administrative Agent Fee Letter, and (ii) any other letter agreements by and between Borrower and any Agent or Lender providing for the payment of fees, premiums and/or expenses. Each such letter agreement is referred to herein as a “Fee Letter”.

“Final Non-Appealable Order” means a final order of the Bankruptcy Court as to which no stay is pending and which has not been reversed, vacated or overturned, and as to which the time to appeal or move to reconsider has expired, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with prejudice.

“Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order, provided, that the Lien shall prime any and all other Liens on the Collateral, whether granted prior to or after the Petition date, in a manner satisfactory to the Required Lenders, acting in their sole discretion, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modification as are satisfactory in form and substance to the Borrower, the Required Lenders, and (solely with respect to its own treatment) the Administrative Agent in their sole discretion.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court and has become a Final Non-Appealable Order.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief legal officer, chief financial officer, chief executive officer or other officer with similar responsibilities of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year (or such other date as may be permitted by Section 6.16).

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Front Line” means Front Line Power Construction, LLC.

“Front Line Grantor” means “Grantor” under and as defined in the Security Agreement.

“Front Line Loan Party” means, at any time, Front Line or any Subsidiary of Front Line that is a Guarantor hereunder at such time.

“Front Line Stalking Horse Purchase Agreement” has the meaning assigned to such term in the Bid Procedures Motion.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency, or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order, or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means (a) Borrower (other than with respect to its own Obligations), (b) Front Line, and (c) Eclipse Foundation Group, Inc.

“Guarantor Subsidiary” means each Guarantor other than Borrower.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to the Required Lenders, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Increased Cost Lender” has the meaning specified in Section 2.22.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations of such Person evidenced by notes, bonds, or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any deferred payment obligations in connection with an acquisition to the extent such deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms), (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds, and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by such Person of the obligation of another, (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income, or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above, and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties and claims (including Environmental Liabilities), and reasonable and documented out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses, and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of counsel for Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened in writing by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity (limited, in the case of legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of (i) one primary counsel to all Indemnitee Agent Parties, taken as a whole, and (ii) one primary counsel (to be retained by the Required Lenders) to all Indemnitee Lender Parties, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs Borrower of such conflict, in each case, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnitees)), whether direct, indirect, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the statements contained in any commitment letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement, or (c) any Environmental Liabilities or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” has the meaning specified in Section 2.19(a).

“Indemnitee” has the meaning specified in Section 10.03.

“Indemnitee Agent Party” has the meaning specified in Section 9.06.

“Indemnitee Lender Party” has the meaning specified in Section 10.03.

“Information Materials” has the meaning specified in Section 5.01(r).

“Initial Budget” means the initial 13-week consolidated weekly operating budget of the Debtors setting forth projected operating receipts and disbursements, and professional fee disbursements, net operating cash flow and Consolidated Liquidity for the periods described therein prepared by the Borrower, covering the period commencing on or about the Petition Date in form and substance acceptable to the Required Lenders, a copy of which is attached as Exhibit I.

“Initial Draw Availability Date” means the date on which the conditions set forth in Section 3.01 are satisfied.

“Initial Draw Term Commitment” means with respect to any Lender, the commitment (if any) of such Lender to make Initial Draw Term Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-1, as such commitment may be (a) terminated pursuant to Section VIII, (b) terminated or reduced pursuant to Section 2.1(a) or modified from time to time to reflect any assignments permitted by Section 10.06. The aggregate amount of the Lenders’ Initial Draw Commitments on the Closing Date is $2,500,000.

“Initial Draw Term Loans” means any Loan made pursuant to Section 2.01(a).

“Initial Draw Term Loan Lenders” the Persons listed on Appendix A-1 and any other Person that shall have become a party to this Agreement pursuant to an Assignment Agreement in accordance with the terms of Section 10.06, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement in accordance with the terms of Section 10.06.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement, made among the Front Line Loan Parties or among the Orbital Loan Parties (as applicable) in favor of Collateral Agent, for the benefit of the Secured Parties, in form and substance satisfactory to the Required Lenders.

“Interest Rate” means 10.0% per annum.

“Interim Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of (solely with respect to its own treatment) the Administrative Agent and the Required Lenders in their sole discretion) in the form set forth as Exhibit J, with changes to such form as are satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, in their sole discretion, approving the Loan Documents and related matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase, or other acquisition for value by Borrower or any Subsidiary of Borrower from any Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance, or capital contributions by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (d) any direct or indirect Guaranty of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs, or write offs with respect to such Investment.

“Joinder” means a Joinder substantially in the form of Annex 1 to the Security Agreement delivered pursuant to Section 5.10.

“Joint Venture” means a joint venture, partnership, or other similar arrangement, whether in corporate, partnership, or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Last Delayed Draw Term-1 Loan Availability Date” means the first date on which the conditions set forth in Section 3.02 are satisfied; provided, that notwithstanding anything herein to the contrary, in no event shall the Last Delayed Draw Term-1 Availability Date occur prior to entry by the Bankruptcy Court of the Bid Procedures Order in accordance with Section 1.01(d) of Schedule 5.19.

“Last Delayed Draw Term-2 Loan Availability Date” means the first date on which the conditions set forth in Section 3.03 are satisfied.

“Last Available Initial Draw Date” has the meaning specified in Section 2.01.

“Lender” means Initial Draw Term Loan Lenders, Delayed Draw Term-1 Loan Lenders and/or Delayed Draw Term-2 Loan Lenders, as the context may require.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothecation, deed of trust, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call, or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letters, the Orders, any Guaranty, any Intercompany Subordination Agreement, and all other documents, instruments, or agreements executed and delivered by a Loan Party for the benefit of Administrative Agent or any Lender in connection herewith.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party.

“Material Contract” means any contract to which any Loan Party is a party (other than the Loan Documents) for which breach, non-performance, cancellation, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property (a) with a material value to the business engaged in by Borrower or any of its Subsidiaries, or (b) that generates material revenue for Borrower or any of Subsidiary thereof (but not to include any “intent-to-use” trademark applications until such time that a statement of use has been accepted for filing).

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the effective date of any plan for the reorganization of the Borrowers or any other Debtor under Chapter 11 of the Bankruptcy Code, (c) the consummation of a sale or other disposition of all or substantially all of the equity interests of Front Line under section 363 of the Bankruptcy Code, (d) the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code, (e) the date of acceleration of the Term Loans and the termination of unused Commitments with respect to the DIP Facility in accordance with the terms of this Agreement upon and during the continuance of an Event of Default and (f) the date that is thirty (30) days after the Petition Date (or such later date as may be agreed by the Required Lenders), unless the Final Order Entry Date has occurred on or prior to such date.

“Milestones” has the meaning specified in Section 5.19.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, or other deed to secure debt, in form and substance reasonably satisfactory to the Required Lenders, made by a Loan Party in favor of Collateral Agent, for the benefit of the Secured Parties, granting a Lien on any Real Property securing the Obligations and delivered to Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof, and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, and (B) payment of the outstanding principal amount of, premium or penalty and interest on, any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“Non-US Lender” has the meaning specified in Section 2.19(d)(ii).

“Non-waiving Lenders” has the meaning specified in Section 2.14(b).

“Note” means a promissory note, substantially in the form of Exhibit H attached hereto, evidencing the Term Loan.

“Obligations” means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), the liabilities obligations (including indemnification obligations), fees (including the fees provided for in each Fee Letter), expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise in connection therewith. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (a) the principal of the Term Loans, (b) interest accrued on the Term Loans, (c) expenses, (d) the other fees payable under this Agreement or any of the other Loan Documents, and (e) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Orbital Loan Party” means any Loan Party that is not a Front Line Loan Party.

“Orders” means collectively, the Interim Order and the Final Order.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” has the meaning specified in Section 2.19(a).

“Other Prepetition Debt” means, collectively, (i) the Unsecured Promissory Note executed by Borrower and Orbital Solar Services, L.L.C. in favor of Jingoli Power, LLC in the original principal amount of $34,000,000 dated April 19, 2023, (ii) that certain promissory note dated August 19, 2021 in the original principal amount of $4,000,000.00 payable by Gibson to the order of Truist Bank, (iii) the Unsecured Promissory Note dated April 5, 2023 executed by Orbital Solar Services, LLC in favor of HC Tradesman Staffing in the original principal amount of $1,910,989.20, (iv) Indebtedness owed by Borrower or its Affiliate in favor of HCS Renewable Energy, LLC in the original principal amount of $1,200,000, and (v) certain equipment financing as detailed on Schedule 6.1 hereto.

“Other Taxes” has the meaning specified in Section 2.19(b).

“Participant Register” has the meaning specified in Section 10.06(h)(ii).

“PATRIOT Act” has the meaning specified in Section 4.32.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Indebtedness” means:

(a)    (i) the Obligations and (ii) the DIP Streeterville Facility,

(b)    [reserved],

(c)    Indebtedness in respect of netting services, overdraft protections, and otherwise in connection with deposit accounts,

(d)    (i) Indebtedness described in Schedule 6.1, and (ii) Prepetition Indebtedness, but not any extensions, renewals, or replacements of such Indebtedness, and

(e)    (x) guarantees by Borrower and each other Orbital Loan Party of any indebtedness or other obligations of any Loan Party permitted to be incurred hereunder or (y) guarantees by Front Line and each other Front Line Loan Party of any indebtedness or other obligations of any Front Line Loan Party permitted to be incurred hereunder.

“Permitted Investments” means:

(a)    Investments in Cash and Cash Equivalents,

(b)    equity Investments owned as of the Closing Date in any Subsidiary and described on Schedule 6.7,

(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments, and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries,

(d)    to the extent constituting an Investment, Permitted Indebtedness, and

(e)    other Investments described in Schedule 6.7.

“Permitted Liens” means:

(a)    Liens (i) in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document and (ii) securing the DIP Streeterville Facility, subject to the Orders,

(b)    Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $10,000,

(c)    statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue,

(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure appeal bonds or the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale, or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof,

(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries,

(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder,

(g)    [reserved],

(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business,

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property,

(k)    non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary,

(l)    Liens in favor of banking or other financial institutions arising as a matter of law or relating exclusively to Cash Management Services,

(m)    (i) Liens described in Schedule 6.2 and (ii) Liens securing Prepetition Secured Indebtedness,

(n)    [reserved],

(o)    other Liens securing obligations in an aggregate principal amount not exceeding $50,000 at any time outstanding, and

(p)    Liens granted to permit adequate protection pursuant to the Interim Order and Final Order.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” has the meaning specified in the recitals of this agreement.

“Phase I Report” means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Required Lenders, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Action.

“Platform” has the meaning specified in Section 5.01(r).

“Pledge Agreement” means the Pledge Agreement executed by Borrower in favor of Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G-1, as it may be amended, supplemented, or otherwise modified from time to time.

“Prepetition A&R Johnson Secured Note” has the meaning assigned to it in the definition of Prepetition Seller Note.

“Prepetition First Lien Loan Documents” means the Prepetition Front Line Credit Agreement, Prepetition Front Line Security Agreement and Prepetition Front Line Pledge Agreement.

“Prepetition Front Line Credit Agreement” means the Credit Agreement, dated as of November 17, 2021 (as amended by that certain Amendment No. 2, dated May 26, 2023 and as further amended, restated, replaced, supplemented or otherwise modified prior to the Petition Date), by and among the lenders from time to time party thereto, Alter Domus (US) LLC, as administrative agent and collateral agent, Front Line Power Construction, LLC, as borrower, and Orbital Infrastructure Group, as parent, the guarantors party thereto as amended by that certain Amendment No. 1, dated March 25, 2022.

“Prepetition Front Line Credit Facility” means the term loan credit facility made available to Front Line pursuant to the Prepetition Front Line Credit Agreement.

“Prepetition Front Line Lender” means the “Lenders” under and as defined in the Prepetition Front Line Credit Agreement.

“Prepetition Front Line Pledge Agreement” means the Pledge Agreement, dated as of November 17, 2021 (as amended by that certain Amendment No. 1 to Pledge Agreement, dated July 28, 2022 and as further amended, restated, replaced, supplemented or otherwise modified prior to the Petition Date), between the Borrower, as parent, and Alter Domus (US) LLC, as administrative and collateral agent.

“Prepetition Front Line Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Front Line Credit Agreement.

“Prepetition Front Line Security Agreement” means that certain Security Agreement, dated as of November 17, 2021 (as supplemented by Security Agreement Supplement, dated November 7, 2022 and as further amended, restated, replaced, supplemented or otherwise modified prior to the Petition Date), by and among Front Line, Eclipse Foundation Group, Inc., as a grantor, the Borrower, as parent, and Alter Domus (US) LLC, as administrative and collateral agent.

“Prepetition Indebtedness” means Indebtedness in respect of the Prepetition Front Line Credit Agreement, Prepetition Seller Note, Prepetition Secured Streeterville Note, Other Prepetition Debt and the Prepetition Intercompany Advance.

“Prepetition Intercompany Advance” means the $9,500,000 Intercompany Note issued by the Borrower to Frontline Power Construction, LLC on November 7, 2022.

“Prepetition Payments” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness.

“Prepetition Secured Indebtedness” means Indebtedness in respect of the Prepetition Front Line Credit Agreement, Prepetition A&R Johnson Secured Note, Prepetition Secured Streeterville Note and the Prepetition Intercompany Advance.

“Prepetition Secured Streeterville Note” means, collectively, (i) the $20,931,076.84 Amended and Restated Secured Promissory Note, dated as of March 6, 2023, executed by Borrower and Gibson in favor of Streeterville, (ii) the $42,113,840.90 Secured Promissory Note, dated as of December 9, 2022, executed by Borrower in favor of Streeterville and (iii) the $14,881,621.34 Secured Promissory Note, dated as of February 22, 2023, executed by Borrower and Gibson in favor of Streeterville.

“Prepetition Seller Note” means, collectively, (i) the $33,871,106.61 Amended and Restated Secured Promissory Note Due August 31, 2023, dated as of May 26, 2022, issued by Borrower to Kurt A. Johnson, Jr. (the “Prepetition A&R Johnson Secured Note”), (ii) the $43,759,950.79 Amended and Restated Unsecured Promissory Note Due May 31, 2023 issued by Borrower to Tidal Power Group LLC on May 6, 2022, (iii) the Balloon Promissory Note in the original principal amount of $5,000,000 executed by CUI Global, Inc. in favor of Brandon S. Martin, Sr. dated April 1, 2020 and (iv) the Promissory Note in the original principal amount of $30,000,000 executed by CUI Global, Inc. in favor of Brandon S. Martin, Sr. dated April 1, 2020.

“Pro Rata Share” means (a) with respect to all payments, computations, and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders, and (b) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) an amount equal to the sum of the Term Loan Exposure of that Lender, by (ii) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Estate Asset” means, at any time of determination, any fee owned real property owned by any Loan Party.

“Real Property” means any real property (including all buildings, fixtures, or other improvements located thereon) now, hereafter, or heretofore fee owned real property owned by any Loan Party in fee.

“Register” has the meaning specified in Section 2.06(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified in Section 2.22.

“Required Lenders” means, as of any date of determination, Lenders whose Pro Rata Shares aggregate to at least 50.1%, which 50.1% must include at least two Lenders that are not under common management or affiliated with each other.

“Required Prepayment Date” has the meaning specified in Section 2.14(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (d) management or similar fees (and related expenses) payable to Borrower or any of its Affiliates or any other Affiliates of any Loan Party, and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund, or similar payment with respect to, any Indebtedness (other than under the DIP Facility and DIP Streeterville Credit Agreement as in effect on the Closing Date), in each case, whether such dividend, distribution or other payment is made in cash or other assets.

“Retained Amount” has the meaning specified in Section 2.14(b).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale Order” has the meaning specified in Schedule 5.19.

“Sale Support Agreement” means the Claim/Lien Release Agreement, dated as of August 24, 2023, by and among the Prepetition Front Line Lenders party thereto and Streeterville.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized, or resident in a country that is a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial, or other sanctions laws, regulations, or embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, or (c) any other governmental authority in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business.

“Scheduled Maturity Date” means November 30, 2023; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“Secured Parties” means the Agents and Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase, or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed by Front Line Grantors in favor of Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G-2, as it may be amended, supplemented, or otherwise modified from time to time.

“Streeterville” has the meaning assigned to it in the definition of “DIP Streeterville Credit Agreement.”

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Superpriority Claims” has the meaning specified in Section 2.24(a)(i).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding imposed, levied, collected, withheld, or assessed by any Governmental Authority and all interest, penalties and additions to tax with respect thereto.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.01(a), Section 2.01(b) and/or 2.01(c).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Appendix A-1 and/or Appendix A-2, or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Lender; provided, that at any time prior to the making of the Term Loan, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Terminated Lender” has the meaning specified in Section 2.22.

“Test Period” means the rolling cumulative 4-week period most recently ended on the last Saturday prior to the delivery of each Budget Variance Report.

“Trade Announcements” has the meaning specified in Section 10.17.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the borrowing of the Term Loans hereunder and (b) the payment of the Transaction Costs.

“Transaction Costs” means the fees, costs, and expenses payable by Borrower or any of its Subsidiaries in connection with the Transaction.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.14(b).

“Waived Amount” has the meaning specified in Section 2.14(b).

“Waiving Lenders” has the meaning specified in Section 2.14(b).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Accounting and Other Terms .

(a)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Administrative Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and the financial covenant contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b)    Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC as in effect from time to time in the State of New York unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided, that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Required Lenders may otherwise determine.

Section 1.03    Construction . Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.02 or 10.03 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to an Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agents reasonably determine is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations, and (d) the termination of all of the Commitments of Lenders. Notwithstanding anything in the Agreement to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in, or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in, or effective. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04    Time References . Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including;” provided, that with respect to computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.01    Term Loans .

(a)    Initial Draw Commitments. Subject to the terms and conditions hereof and in the Orders, each Lender severally, and not jointly, agrees to make Term Loans denominated in Dollars to the Borrower on the Initial Draw Availability Date in an aggregate principal amount not to exceed such Lender’s Initial Draw Term Commitments (if any); provided, that if the Initial Draw Availability Date shall not have occurred on or prior to the date that is five (5) Business Days after the Petition Date (the “Last Available Initial Draw Date”), the Initial Draw Term Commitments of all Lenders shall automatically and permanently terminate on and as of the Last Available Initial Draw Date. For the avoidance of doubt, the Initial Draw Term Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Draw Term Loans on the Initial Draw Availability Date. Initial Draw Term Loans borrowed and repaid or prepaid may not be reborrowed.

(b)    Delayed Draw Term-1 Commitments. Subject to the terms and conditions hereof and in the Orders, each Lender severally, and not jointly, agrees to make Term Loans denominated in Dollars to the Borrower on the Last Delayed Draw Term-1 Loan Availability Date in an aggregate principal amount not to exceed such Lender’s Delayed Draw Term-1 Commitment; provided, that the undisbursed Delayed Draw Term-1 Commitments of all Lenders shall automatically and permanently terminate on the Last Delayed Draw Term-1 Loan Availability Date. For the avoidance of doubt, the Delayed Draw Term-1 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Delayed Draw Term-1 Loans on the Last Delayed Draw Term-1 Loan Availability Date. Delayed Draw Term-1 Loans borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw Term-1 Loans are not fungible for U.S. federal income tax purposes with the Initial Draw Term Loans, the Delayed Draw Term-1 Loans shall be identified separately (whether by a separate CUSIP number or otherwise).

(c)    Delayed Draw Term-2 Commitments. Subject to the terms and conditions hereof and in the Orders, each Lender severally, and not jointly, agrees to make Term Loans denominated in Dollars to the Borrower on the Last Delayed Draw Term-2 Loan Availability Date in an aggregate principal amount not to exceed such Lender’s Delayed Draw Term-2 Commitment; provided, that the undisbursed Delayed Draw Term-2 Commitments of all Lenders shall automatically and permanently terminate on the Last Delayed Draw Term-2 Loan Availability Date. For the avoidance of doubt, the Delayed Draw Term-2 Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Delayed Draw Term-2 Loans on the Latest Delayed Draw Term-2 Loan Availability Date. Delayed Draw Term-2 Loans borrowed and repaid or prepaid may not be reborrowed. If the Delayed Draw Term-2 Loans are not fungible for U.S. federal income tax purposes with the Initial Draw Term Loans and/or the Delayed Draw Term-1 Loans, the Delayed Draw Term-2 Loans shall be identified separately (whether by a separate CUSIP number or otherwise).

(d)    Borrowing Mechanics for Term Loans.

(i)    Borrower shall deliver to Administrative Agent a fully executed Funding Notice, which shall note the date of the requested borrowing, the amount of the requested borrowing, and Borrower’s wiring instructions, no later than (i) 7:00 pm (New York time) one (1) Business Day prior to the requested date of any proposed borrowing on the Initial Draw Availability Date or such later date as Administrative Agent may agree and (ii) 2:00 p.m. (New York time) three (3) Business Days prior to the date of any other proposed borrowing or such later date as Administrative Agent may agree. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders (A) may act without liability upon the basis of written, facsimile notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), and (B) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)    Each Lender shall make its applicable Term Loan available to Administrative Agent not later than noon (New York time) on the proposed date thereof, by wire transfer of same day funds in Dollars, to the Administrative Agent’s Account for distribution by the Administrative Agent in accordance with the applicable Funding Notice. Upon satisfaction or waiver of the conditions precedent specified herein and upon receipt of all requested funds, Administrative Agent shall (A) promptly make the proceeds of the Initial Draw Term Loans available to Borrower by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited in accordance with the provisions of the Funding Notice with respect to such Initial Draw Term Loans, (B) promptly make the proceeds of the Delayed Draw Term-1 Loans available to Borrower by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited in accordance with the provisions of the Funding Notice with respect to such Delayed Draw Term-1 Loans or (C) promptly make the proceeds of the Delayed Draw Term-2 Loans available to Borrower by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited in accordance with the provisions of the Funding Notice with respect to such Delayed Draw Term-2 Loans.

Section 2.02    [Reserved] .

Section 2.03    [Reserved] .

Section 2.04    Pro Rata Shares; Availability of Funds .

(a)    Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder, nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to a proposed borrowing date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the proposed borrowing date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the proposed borrowing date, and Administrative Agent may, with the consent of the Required Lenders, but shall not be obligated to, make available to Borrower a corresponding amount on the proposed borrowing date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the proposed borrowing date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Federal Funds Effective Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the proposed borrowing date until the date such amount is paid to Administrative Agent, at the rate calculated in accordance with Section 2.07 for such Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05    Use of Proceeds . Subject to the Orders, the proceeds of the Term Loans will be used in accordance with and as provided in the Approved Budget (subject to non-material variances or such other variances expressly approved in writing by the Required Lenders, which approval may be provided via electronic mail from Davis Polk & Wardwell LLP), including, without limitation: (a) to pay the administrative costs of the Cases and (b) for general corporate purposes. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.06    Evidence of Debt; Register; Lenders’ Books and Records; Notes ’.

(a)    [Reserved.]

(b)    Register. Administrative Agent shall, as a non-fiduciary agent for the Borrower, maintain at one of its offices in the United States a register for the recordation of the names and addresses of Lenders and the principal amount of the Loans (and stated interest therein) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior written notice. Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.06, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents, and affiliates shall constitute “Indemnitee Agent Parties”.

(c)    Notes. If so requested by any Lender by written notice to Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes.

Section 2.07    Interest .

(a)    The outstanding principal amount of each Loan shall bear interest from the date made to repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the Interest Rate.

(b)    [Reserved].

(c)    Interest payable pursuant to Section 2.07(a) shall be computed on the basis of a 360-day year for the actual days elapsed and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d)    Except as otherwise set forth herein, interest on each Loan shall be payable in cash in full and in arrears (i) on the Maturity Date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) upon acceleration of the Loans and at maturity, including final maturity.

(e)    [Reserved].

Section 2.08    [Reserved] .

Section 2.09    Default Interest . Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder).

Section 2.10    Fees . Without duplication of any other fees set forth in this Section 2.10, Borrower agrees to pay to Administrative Agent for its benefit or the benefit of the Lenders, as applicable, all fees payable by it in each Fee Letter in the amounts and at the times specified therein.

Section 2.11    Repayments of Loans and Commitment Reductions . The principal amounts of the Term Loans shall be repaid on the earlier of (a) the Maturity Date and (b) the date on which the Term Loans otherwise become due and payable pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

Section 2.12    Voluntary Prepayments .

(a)    Voluntary Prepayments.

(i)    Any time and from time to time

(A)    with respect to any Loan, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount outstanding), and

(B)    [reserved].

(ii)    All such prepayments shall be made upon not less than one Business Day’s prior written notice,

in each case given to Administrative Agent by 10:00 a.m. (New York time) on the date required (and Administrative Agent will promptly notify each Lender of its Pro Rata Share of such voluntary prepayment). Upon the giving of any such notice, unless such notice is expressly conditioned on the occurrence of another transaction, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a). Notwithstanding anything herein to the contrary, each prepayment made by Borrower pursuant to this Section 2.12 may only be made to the extent, and so long as, a corresponding and contemporaneous prepayment is made in an equal amount in respect of the DIP Streeterville Facility.

Section 2.13    Mandatory Prepayments .

(a)    [Reserved].

(b)    Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking, or other casualty, Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds.

(c)    [Reserved].

(d)    Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrower shall prepay the Loans as set forth in Section 2.14(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)    [Reserved].

(f)    [Reserved].

(g)    Extraordinary Receipts. On the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in excess of $25,000 in the aggregate in any Fiscal Year, Borrower shall prepay Loans as set forth in Section 2.14(a) in the amount of such Extraordinary Receipts or proceeds, as applicable.

(h)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.13(b) through Section 2.13(g), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Notwithstanding anything herein to the contrary, each prepayment made by Borrower pursuant to this Section 2.13 may only be made to the extent, and so long as, a corresponding and contemporaneous prepayment is made in an equal amount in respect of the DIP Streeterville Facility.

Section 2.14    Application of Prepayments/Reductions .

(a)    Application of Prepayments of Term Loans to Principal Amount. Subject to the Orders, (i) any prepayment of any Term Loan pursuant to Section 2.12 shall be applied to reduce the then remaining principal amount of the Term Loans due under Section 2.11 in such order as directed by Borrower (and absent such direction in relation to the payments required under Section 2.11, in direct order of maturity thereof), and (ii) any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied to reduce the then remaining principal amount of the Term Loans pro rata based upon the respective then remaining principal amounts thereof, in each case, until paid in full. For the avoidance of doubt, as between the Lenders, such payments shall be applied as set forth in Section 2.15(c).

(b)    Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not later than 12:00 p.m. (noon) (New York time) five (5) Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent in writing of (i) the principal amount of such prepayment, (ii) the Required Prepayment Date and (iii) the subsection of Section 2.13 such prepayment is being made under, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option to refuse a Waivable Mandatory Prepayment by giving written notice to Borrower and Administrative Agent of its election to waive its pro rata share of the portion of such Waivable Mandatory Prepayment no later than 3:00 p.m. (New York time) three Business Days prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to waive such Waivable Mandatory Prepayment by no later than 3:00 p.m. (New York time) three (3) Business Days prior to the Required Prepayment Date shall be deemed to have elected, as of such date, to receive its Pro Rata Share of such Waivable Mandatory Prepayment. In the event any Lender has exercised its option to waive such Waivable Mandatory Prepayment (the “Waiving Lenders”), Administrative Agent shall promptly notify all Lenders who have elected to receive such Waivable Mandatory Prepayment (the “Non-waiving Lenders”) of its Pro Rata Share of the aggregate of amount waived by the Waiving Lenders (the “Waived Amount”). Each Non-waiving Lender may elect to receive its Pro Rata Share of the Waived Amount by notifying the Borrower and the Administrative Agent in writing not later than 3:00 p.m. (New York time) one (1) Business Day prior to the Required Prepayment Date that it has that elected to receive its Pro Rata Share of the Waived Amount (it being understand that any Non-waiving Lender who does not notify the Borrower and the Administrative Agent of its election to receive its pro rata share of the Waived Amount by no later than 3:00 p.m. (New York time) one (1) Business Day prior to the Required Prepayment Date shall be deemed to have rejected its Pro Rata Share of the Waived Amount and the Borrower shall retain that portion of the Waivable Mandatory Prepayment (the “Retained Amount”)). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment (less the Retained Amount), which amount shall be applied (i) to the Pro Rata Share of all Non-Waiving Lenders, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan in accordance with Section 2.14(a)) and (ii) to the extent any Non-Waiving Lender exercised its right to receive its Pro Rata Share of the Waived Amount, each such Non-Waiving Lender’s (as applicable) Pro Rata Share of the Waived Amount (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan in accordance with Section 2.14(a)).

(c)    At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(g). Nothing contained herein shall modify the provisions of Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15    General Provisions Regarding Payments .

(a)    All payments by Borrower of principal, interest, fees, and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff, or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than noon (New York time) to Administrative Agent’s Account; funds received by Administrative Agent after that time on such due date may, at Administrative Agent’s sole discretion, be deemed to have been paid by Borrower on the next Business Day.

(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and all other amounts payable with respect to the principal amount being repaid or prepaid.

(c)    Administrative Agent shall promptly transfer to each Lender via wire transfer to such account as such Lender has indicated in its administrative questionnaire, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    [Reserved].

(e)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)    Administrative Agent may deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to noon (New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice to Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.09 from the date such amount was due and payable until the date such amount is paid in full.

(g)    Subject to the Orders, at any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited, to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

(i)    first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities, and other amounts then due and payable to the Agents in their capacity as such until paid in full,

(ii)    second, to pay interest due and payable in respect of the Obligations,

(iii)    third, to the ratable payment in full of all Obligations consisting of unpaid principal amount of the Loans and any premium thereon or termination fees, costs or expenses related thereto ratably among the Lenders,

(iv)    fourth, to the payment in full of all other Obligations,

(v)    fifth, ratably to the payment of any Superpriority Claims,

(vi)    sixth, to the payment of Indebtedness under the Prepetition First Lien Loan Documents in accordance with the terms of thereof, and

(vii)    seventh, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(h)    For purposes of Section 2.15(g) “paid in full” means payment in cash of all Obligations according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including any interest that accrues after the commencement of an Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, in each case regardless of whether the same would be or is allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding.

(i)    In the event of a direct conflict between the priority provisions of Section 2.15(g) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(g) shall control and govern.

Section 2.16    Ratable Sharing . Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action, or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees, and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off, or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17    [Reserved] .

Section 2.18    Increased Costs .

(a)    Compensation For Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty, or governmental rule, regulation, or order, or any change therein or in the interpretation, administration, or application thereof (including the introduction of any new law, treaty, or governmental rule, regulation, or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request, or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Indemnified Tax, Other Tax or any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amounts payable hereunder, (ii) imposes, modifies, or holds applicable any reserve (including any marginal, emergency, supplemental, special, or other reserve), special deposit, compulsory loan, FDIC insurance, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender, or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine in its reasonable discretion) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19    Taxes; Withholding, etc.

(a)    Withholding of Taxes. All sums payable by or on account of any obligation of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, imposed on the recipient, in each case, (A) as a result of such recipient being organized under the laws of, having its principal office in, or, in the case of any Lender, its applicable lending office is located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as the result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any, Loan Document) (Taxes described in this clause (i)(B), “Other Connection Taxes”), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (x) such Lender becomes a party hereto or acquires an interest in the Loan (other than pursuant to an assignment request by a Loan Party under Section 2.22), or (y) such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.19(d), and (iv) Taxes imposed under FATCA (all such excluded Taxes, collectively or individually, “Excluded Taxes” and all such non-excluded Taxes, collectively or individually, “Indemnified Taxes”). If any Loan Party or any other Person is required by applicable law to make any deduction or withholding of any Tax from any sum paid or payable by any Loan Party to any Agent or any Lender under any of the Loan Documents: (1) Borrower shall notify Administrative Agent of any such requirement as soon as reasonably practicable after Borrower becomes aware of it, (2) Borrower shall timely pay any such Tax, (3) if such Tax is an Indemnified Tax or Other Tax, the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding, or payment, such Agent or such Lender, as the case may be, receives on the due date an amount equal to what it would have received had no such deduction, withholding, or payment been required or made, and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)    Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities, or at the option of the Administrative Agent timely reimburse it for the payment of, any present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22) (“Other Taxes”). Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)    Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes and (without duplication) Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.19) paid or payable by such Person or required to be withheld or deducted from a payment to such Person and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such Indemnified Taxes or Other Taxes delivered to the Borrower by an Agent or Lender shall be conclusive absent manifest error.

(d)    Evidence of Exemption From or Reduction of U.S. Withholding Tax.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to a Loan Party and the Administrative Agent, at the time or times reasonably requested by a Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Loan Party or the Administrative Agent as will enable a Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii), (iv) and (v) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent (for itself and transmission to Borrower upon Borrower’s written request), on or about the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or about the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or upon the reasonable request of a Loan Party, (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W‑8BEN or W-8BEN-E, or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to, or is subject to a reduced rate of, deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees, or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for itself and transmission to Borrower) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8BEN-E, or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or promptly notify Administrative Agent and Borrower of its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.19(d)(i) that such Non-US Lender is not legally able to deliver.

(iii)    Any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Loan Party or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit a Loan Party or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Loan Party or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by a Loan Party or Administrative Agent as may be necessary for the Loan Party and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(d)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.19(d)(iv)that such Non-US Lender is not legally able to deliver.

(v)    Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Administrative Agent (for itself and transmission to Borrower), on or about the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or about the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or upon the reasonable request of a Loan Party, two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees, or other amounts payable under any of the Loan Documents.

(e)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)    Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g)    For purposes of this Section 2.19, “applicable law” shall include FATCA.

Section 2.20    Obligation to Mitigate . Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.18, or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund, or maintain its Credit Extensions through another office of such Lender or (b)  take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would be required to be paid to such Lender pursuant to Section 2.18, or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding, or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.21    [Reserved] .

Section 2.22    Removal or Replacement of a Lender . Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Section 2.18, 2.19, or 2.20, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal, (b) [reserved], or (c) [reserved]; then, with respect to each such Increased Cost Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased Cost Lender, only after receiving written request from Borrower to remove such Increased Cost Lender), by giving written notice to Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06, and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (A) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10, (B) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19, and (C) in the case of an assignment resulting from a claim for any payment under Section 2.18, 2.19 or 2.20, such assignment will result in a reduction of such payments thereafter. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.23    [Reserved]  .

Section 2.24    Priority and Liens; No Discharge.

(a)    Each of the Loan Parties that is a Debtor hereby covenants, represents, warrants and agrees that upon the execution on this Agreement and entry of the Interim Order (and, when applicable, the Final Order), the obligations hereunder and under the Loan Documents shall, subject to the Carve-Out, at all times:

(i)    be entitled to superpriority administrative expense claim status in the Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code (the “Superpriority Claims”);

(ii)    be secured by a fully perfected security interest in and lien on all Collateral of each Debtor, as provided in and with the priority contemplated by the Interim Order (and, when applicable, the Final Order).

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01    Conditions to Initial Draw Availability Date . The obligation of each Lender to make the Initial Draw Term Loans requested on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Initial Draw Availability Date:

(a)    Loan Documents. Administrative Agent and each Lender shall have received copies of each Loan Document executed by each applicable Loan Party.

(b)    Organizational Documents; Incumbency. Administrative Agent and each Lender shall have received (i) copies of each Organizational Document executed by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) resolutions of the Board or similar governing body of each Loan Party approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other similar responsible officer as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization, or formation dated a recent date prior to the Closing Date, and (v) such other documents as the Required Lenders may reasonably request.

(c)    Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons necessary in connection with the consummation transactions contemplated by the Loan Documents and the Transaction Documents except where the failure to obtain such consent could not reasonably be expected to have a Material Adverse Effect, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Required Lenders.

(d)    Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected security interest in personal property Collateral, Collateral Agent shall have received:

(i)    evidence satisfactory to the Required Lenders of the compliance by each Loan Party of its applicable obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) appropriate financing statements on Form UCC‑1 duly filed in such office or offices as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the security interests purported to be created by the Security Agreement and the other Collateral Documents, and (B) evidence satisfactory to the Required Lenders of the filing of such UCC-1 financing statements.

(ii)    [Reserved].

(e)    [Reserved].

(f)    Fees. Borrower shall have paid to each Agent the fees payable on the Closing Date referred to in each Fee Letter.

(g)    No Litigation. Other than the Cases, there shall not exist any action, suit, investigation, litigation, or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Required Lenders, singly or in the aggregate, materially impairs the Transactions, or that could have a Material Adverse Effect.

(h)    Completion of Proceedings. All partnership, corporate, and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Required Lenders and their counsel shall be satisfactory in form and substance to the Required Lenders and such counsel, and Administrative Agent, Required Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as the Required Lenders may reasonably request.

(i)    Bank Regulations. Agents and Lenders shall have received all documentation, to include, without limitation, a duly executed IRS Form W-9 or such other applicable IRS Form, and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance satisfactory to Agents and Lenders.

(j)    Administrative Agent shall have received a fully executed and delivered Funding Notice with respect to the Initial Draw Term Loans.

(k)    As of the Closing Date, with respect to Borrower and its Subsidiaries, the representations and warranties contained herein and in each other Loan Document, certificate, or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Closing Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(l)    Front Line shall have paid all fees, premiums, costs, and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, pursuant to Section 2.10, and Section 10.02 hereof (including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Lenders, Norton Rose Fulbright US LLP, special Texas counsel to the Lenders and Holland & Knight LLP, counsel to the Administrative Agent).

(m)    As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(n)    Officer’s Certificate. The Administrative Agent and each Lender shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in clauses (k), (m), (o), (p), (q) and (t) of this Section 3.01.

(o)    Petition Date. The Petition Date shall have occurred, and the Borrower and each Guarantor Subsidiary (other than any Front Line Loan Party) as of the Closing Date shall be a debtor and a debtor-in-possession in the Cases.

(p)    No Trustee. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(q)    Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(r)    Budget. The Administrative Agent and the Lenders shall have received a copy of the Initial Budget, which shall be in form and substance satisfactory to the Required Lenders.

(s)    First Day Orders. (i) The Lenders and the Administrative Agent shall have received advanced drafts of the First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order), in each case, in form and substance satisfactory to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent and (ii) all First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Lenders and (solely with respect to its own treatment) the Administrative Agent; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.01(t) shall be solely limited to its own treatment under the First Day Orders.

(t)    Interim Order. The Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.01(u) shall be solely limited to its own treatment under the Interim Order.

(u)    [Reserved].

(v)    DIP Streeterville Facility and Sale Support Agreement. (i) Administrative Agent and each Lender shall have received copies of each DIP Streeterville Document, (ii) a fully executed Sale Support Agreement, and (iii) the DIP Streeterville Credit Agreement and the other DIP Streeterville Documents shall have become effective and the initial loans thereunder shall be funded substantially simultaneously with the making of the Initial Draw Term Loans.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Required Lenders, or Lenders, as applicable, on the Closing Date.

Section 3.02    Conditions to Last Delayed Draw Term-1 Loan Availability Date. The agreement of each Lender to make the Delayed Draw Term-1 Loans requested to be made by it is subject to the satisfaction, or waiver in accordance with Section 10.05, prior to or concurrently with the making of such Delayed Draw Term-1 Loans on the Last Delayed Draw Term-1 Loan Availability Date, of the following conditions precedent:

(a)         Last Delayed Draw Term-1 Loan Availability Date. The Initial Draw Availability Date shall have occurred and the Initial Draw Term Loans shall have been made.

(b)         Final Order. The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.02(b) shall be solely limited to its own treatment under the Final Order.

(c)         Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, or this condition is waived by the Administrative Agent (solely with respect to its own treatment) and the Required Lenders. The Administrative Agent and Required Lenders acknowledge that the form of such orders substantially in the forms filed on the Petition Date are acceptable; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.02(c) shall be solely limited to its own treatment under the “second day orders” and pleadings described herein.

(d)         Officer’s Certificate. The Administrative Agent and each Lender shall have received a certificate from an Authorized Officer of the Borrower, dated the Last Delayed Draw Term-1 Loan Availability Date certifying that the conditions set forth in clauses (b), (c)(x), (f), (g), (h), (i), and (j) of this Section 3.02 have been satisfied.

(e) Funding Notice. Prior to making the Delayed Draw Term-1 Loans, the Administrative Agent shall have received a Funding Notice from the Borrower with respect to the Delayed Draw Term-1 Loans in accordance with Section 2.01;

(f)         Representations and Warranties. On the Last Delayed Draw Term-1 Loan Availability Date, each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period.

(g)         Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code without the consent of the Administrative Agent and the Required Lenders.

(h)         Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i)         No Default or Event of Default. At the time of and immediately after giving effect to such borrowing of Delayed Draw Term-1 Loans, no Default shall have occurred and be continuing.

(j)         Reports. The Administrative Agent and each Lender shall have received (x) the Approved Budget required to be delivered pursuant to Section 5.01(s) and (y) the Budget Variance Report required to be delivered pursuant to Section 5.01(t).

(k)         Milestones. The Borrower shall be in compliance with each of the applicable Milestones pursuant to Section 5.19.

Section 3.03    Conditions to Last Delayed Draw Term-2 Loan Availability Date. The agreement of each Lender to make the Delayed Draw Term-2 Loans requested to be made by it is subject to the satisfaction, or waiver in accordance with Section 10.05, prior to or concurrently with the making of such Delayed Draw Term-2 Loans on the Last Delayed Draw Term-2 Loan Availability Date, of the following conditions precedent:

(a)    Last Delayed Draw Term-1 Loan Availability Date. The Last Delayed Draw Term-1 Loan Availability Date shall have occurred and the Delayed Draw Term-1 Loans shall have been made.

(b)    Final Order. The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Final Order; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.02(b) shall be solely limited to its own treatment under the Final Order.

(c)    Second Day Orders. (x) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent (solely with respect to its own treatment) and the Required Lenders, or this condition is waived by the Administrative Agent (solely with respect to its own treatment) and the Required Lenders. The Administrative Agent and Required Lenders acknowledge that the form of such orders substantially in the forms filed on the Petition Date are acceptable; provided, that notwithstanding anything herein to the contrary, any right of approval or consent of the Administrative Agent pursuant to this Section 3.02(c) shall be solely limited to its own treatment under the “second day orders” and pleadings described herein.

(d)    Officer’s Certificate. The Administrative Agent and each Lender shall have received a certificate from an Authorized Officer of the Borrower, dated the Last Delayed Draw Term-2 Loan Availability Date certifying that the conditions set forth in clauses (b), (c)(x), (f), (g), (h), (i), and (j) of this Section 3.02 have been satisfied.

(e)    Funding Notice. Prior to making the Delayed Draw Term-2 Loans, the Administrative Agent shall have received a Funding Notice from the Borrower with respect to the Delayed Draw Term-2 Loans in accordance with Section 2.01;

(f)    Representations and Warranties. On the Last Delayed Draw Term-2 Loan Availability Date, each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) except to the extent that such representations and warranties expressly relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) as of such earlier date or respective period.

(g)    Cases. The Cases of any of the Debtors shall have not been dismissed or converted to cases under chapter 7 of the Bankruptcy Code without the consent of the Administrative Agent and the Required Lenders.

(h)    Trustee. No Trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i)    No Default or Event of Default. At the time of and immediately after giving effect to such borrowing of Delayed Draw Term-1 Loans, no Default shall have occurred and be continuing.

(j)    Reports. The Administrative Agent and each Lender shall have received (x) the Approved Budget required to be delivered pursuant to Section 5.01(s) and (y) the Budget Variance Report required to be delivered pursuant to Section 5.01(t).

(k)    Bid Procedures Order. (i) The Bid Procedures Order shall have been approved by order of the Bankruptcy Court, in form and substance acceptable to the Required Lenders in their sole discretion and (ii) such Bid Procedures Order shall not have been stayed, vacated, reversed, modified or amended without the Required Lenders’ prior written consent.

(l)    Milestones. The Borrower shall be in compliance with each of the applicable Milestones pursuant to Section 5.19.

(m)    Effective Sale Date. The Effective Sale Date (as defined in the Bid Procedures Order) shall have occurred.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lenders, on the Closing Date, that the following statements are true and correct:

Section 4.01    Organization; Requisite Power and Authority; Qualification . Each of Borrower, and Borrower’s Subsidiaries, subject in the case of the Borrower and each Subsidiary that is a Debtor, to the entry of the Orders and the terms thereof, (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of this clause (c), in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

Section 4.02    Capital Stock and Ownership . The Capital Stock of each of Borrower, and Borrower’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment, or other agreement to which Borrower, or any of Borrower’s Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower, or any of Borrower’s Subsidiaries of any additional membership interests or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries or other Securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase a membership interest or other Capital Stock of Borrower, or any of Borrower’s Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Front Line and Eclipse Foundation Group, Inc. in their respective Subsidiaries as of the Closing Date after giving effect to the Transactions.

Section 4.03    Due Authorization . Subject to the entry of the Orders and the terms thereof, the execution, delivery, and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04    No Conflict . Subject to the entry of the Orders and the terms thereof, the execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, violate any provision of any law or any governmental rule, or regulation applicable to Borrower or any of its Subsidiaries, or any order, judgment, or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (b) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties or Liens created under the Orders), (d) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, result in any default, non-compliance, suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to its operations or any of its properties, (e) require any approval of stockholders, members, or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders, or (f) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, violate any provision of any of the Organizational Documents of Borrower or any of its Subsidiaries, except, in the case of the preceding clauses (a), (b), (d), and (e), for any violation, conflict, breach, default, creation, imposition, non-compliance, suspension, revocation, impairment, forfeiture, non-renewal, or requirement, in each case, that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 4.05    Governmental Consents . Subject to the Orders and the terms thereof, as of the Closing Date, except to the extent the failure to obtain or make the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the Transactions and the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority (other than the entry of the Orders) or under any Material Contract except for filings and recordings (a) with respect to the Collateral to be made or otherwise delivered to Collateral Agent for filing and/or recordation or (b) that have already been made or obtained.

Section 4.06    Binding Obligation . Subject to the Orders and the terms thereof, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07    Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and Cash flows and stockholders’ equity as of and for the Fiscal Year ended December 31, 2022 and (ii) the Fiscal Quarter ended on March 31, 2023. Such financial statements present fairly, in all material respects, the financial position and results of operations and Cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii).

Section 4.08    Projections . The Initial Budget and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the DIP Facility or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 4.09    [Reserved] .

Section 4.10    Adverse Proceedings, etc. . Except for the Cases, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, Neither Borrower nor any of its Subsidiaries (y) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (z) is subject to, or in default with respect to, any final judgments, writs, injunctions, decrees, rules, or regulations of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11    Payment of Taxes . Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court, except as otherwise permitted under Section 5.03, all income and other material tax returns and reports of Borrower, and each of Borrower’s Subsidiaries required to be filed by any of them have been timely filed, and all material post-petition taxes shown as due and payable on such tax returns have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower, or any of Borrower’s Subsidiaries with respect to a material amount of tax which is not being actively contested by Borrower, or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12    Properties .

(a)    Title. Subject to the entry of the Orders and the terms thereof, each of Borrower, and Borrower’s Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of its respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09 and except where failure to have such good and legal title or valid leasehold interests could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens (other than Permitted Liens).

(b)    Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate, and complete list of all Real Estate Assets. Subject to the entry of the Orders and the terms thereof, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each lease or sublease to which any Loan Party is a party is in full force and effect, and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles. Subject to the entry of the Orders and the terms thereof , except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Loan Party, (i) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, no other party to any such agreement is in default of its obligations thereunder, (ii) other than with respect to violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such lease, and (iii) other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13    Environmental Matters . Except as set forth on Schedule 4.13, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release, or transport was in violation of any applicable Environmental Law, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.14    No Defaults . Neither Borrower, nor any of Borrower’s Subsidiaries is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any of its Contractual Obligations (other than, in the case of a Debtor, any Prepetition Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15    Material Contracts .

(a)    All Material Contracts, together with any additional Material Contracts notified to the Administrative Agent pursuant to Section 5.01(l), are in full force and effect and no material defaults (other than, in the case of a Debtor, any Prepetition Indebtedness) currently exist thereunder.

(b)    As of the Closing Date, there are no material liabilities of the Loan Parties other than previously disclosed to the Lenders or as referred to or as reflected or provided for in the consolidated financial statements of the Borrower.

Section 4.16    Governmental Regulation .

(a)    Neither Borrower, nor any of Borrower’s Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

(b)    Neither Borrower, nor any of Borrower’s Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17    Margin Stock . Neither Borrower, nor any of Borrower’s Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Section 4.18    Employee Matters . Neither Borrower, nor any of Borrower’s Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower, or any of Borrower’s Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower, or any of Borrower’s Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage or other labor disputes in existence or threatened involving Borrower, or any of Borrower’s Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower, or any of Borrower’s Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clauses (a), (b), or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect

Section 4.19    Employee Benefit Plans . Borrower, and each of its Subsidiaries, and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan except, in each case, where failure to do so, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of each of its Subsidiaries, or any of their ERISA Affiliates, except, in each case, for a liability or liabilities that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained, or contributed to by Borrower, any of its Subsidiaries, or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries, and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Subsidiaries, and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20    Certain Fees . No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby. It being understood that any fee paid to Moelis & Company LLC in connection with the transactions contemplated herein are not deemed broker’s fee, finder’s fee or commission for purposes of this Section 4.20.

Section 4.21    [Reserved].

Section 4.22    [Reserved].

Section 4.23    Compliance with Statutes, etc . Other than violations arising as a result of the commencement of the Cases and except as excused by the Bankruptcy Court, each of Borrower, and Borrower’s Subsidiaries is in compliance with (a) its Organizational Documents and (b) all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower, or any of Borrower’s Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24    Intellectual Property . Each of Borrower, and each of Borrower’s Subsidiaries owns, or holds licenses in, all material trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted (including, without limitation, Material Intellectual Property), and attached hereto as Schedule 4.24 is a true, correct, and complete listing of all registered material trademarks, trade names, copyrights, and patents, and applications therefor, as to which each Loan Party is the owner; provided, that Borrower may amend Schedule 4.24 to add additional intellectual property, or to remove intellectual property in the ordinary course, so long as such amendment occurs by written notice to Administrative Agent at the time that Borrower provides its Compliance Certificate pursuant to Section 5.01(d).

Section 4.25    [Reserved] .

Section 4.26    [Reserved] .

Section 4.27    Insurance . Each of Borrower and Borrower’s Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied, or controlled by it, and (d) such other insurance as may be required by law. Schedule 4.27 sets forth a list of all property and liability insurance maintained by each Loan Party on the Closing Date (or attaches insurance certificates specifying such insurance).

Section 4.28    [Reserved] .

Section 4.29    Permits, etc . Each Loan Party has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements, and accreditations required for such Person lawfully to own, lease, manage, or operate, or to acquire, each business currently owned, leased, managed, or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, or non-renewal of any such permit, license, authorization, approval, entitlement, or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event, or claim could not be reasonably expected to have a Material Adverse Effect.

Section 4.30    Bank Accounts and Securities Accounts . Schedule 4.30 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer, and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.31    Security Interests . The Order, the Pledge Agreement and Security Agreement create in favor of Collateral Agent, for the benefit of Secured Parties, a legal, valid, and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.01(g), and the recording of any applicable intellectual property security agreements as referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, if and as applicable, such security interests in and Liens on the Collateral granted thereby (with respect to the types of Collateral that can be perfected by the filing of a financing statement or recordation of an intellectual property security agreement) shall be perfected, security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of intellectual property security agreements pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights; provided, that notwithstanding anything herein to the contrary, in no event shall any Loan Party be required to take perfection steps with respect to any foreign intellectual property or any motor vehicle or any other collateral subject to a certificate of title or ownership.

Section 4.32    PATRIOT ACT . To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “PATRIOT Act”).

Section 4.33    OFAC/Sanctions . No Loan Party nor any of its Subsidiaries is in violation of any applicable Sanctions. No Loan Party nor any of its Subsidiaries nor any director, officer, employee, agent, or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and each director, officer, employee, agent, and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-corruption Laws in all material respects. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise be used in any manner that would result in a violation of any applicable sanction by any Person (including any Lender or other individual or entity participating in any transaction).

Section 4.34    Disclosure . No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates, or written statements furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates, and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.35    Indebtedness . Other than the Indebtedness listed on Schedule 6.1 and Indebtedness otherwise permitted by Section 6.01, no Loan Party or Subsidiary of a Loan Party has any Indebtedness outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date, and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

Section 4.36    Use of Proceeds . The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower as set forth in Section 2.05 hereof.

Section 4.37    Cases; Orders.

(a)    The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given, as will proper notice of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order.

(b)    The Loan Parties are in compliance with the terms and conditions of the Orders. Each of the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (from and after the date on which the Final Order is entered) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Lenders.

(c)    From and after the entry of the Interim Order, pursuant to and to the extent permitted in the Interim Order, the Obligations (i) will constitute allowed joint and several Superpriority Claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral consisting of assets of Orbital Loan Parties pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject only to the Carve-Out.

(d)    The entry of the Interim Order (and, when applicable, the Final Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the Superpriority Claims and Liens described in Section 2.24, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

(e)    Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order (and, when applicable, the Final Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable Requirement of Law.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants applicable to it or its Subsidiaries in this Article V.

Section 5.01    Financial Statements and Other Reports . Unless otherwise provided below, Borrower will deliver to Administrative Agent (and, in the case of clause (i) below, only to any Lender who requests the delivery thereof):

(a)    [Reserved],

(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year and as soon as available but in any event within 90 days of the fourth fiscal quarter of each Fiscal Year, (i) consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity, and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, (ii) a Financial Officer Certification with respect to the foregoing, (iii) a summary of the order backlog and a narrative explanation of any material increases or decreases thereof, in form and substance reasonably acceptable to the Required Lenders, and (iv) a Narrative Report with respect the foregoing,

(c)    Annual Financial Statements. Commencing with Fiscal Year 2023, as soon as available, and in any event within 90 days after the end of each Fiscal Year (and, for Fiscal Year 2023, within 120 days after the end thereof), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity, and cash flows of Borrower and its Subsidiaries for such Fiscal Year, prepared in conformity with GAAP, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Borrower, and satisfactory to the Required Lenders (which report shall contain no material qualifications as to scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). Notwithstanding anything to the contrary herein, the independent certified public accountants delivering such report for Fiscal Year 2023 may be of recognized regional standing selected by Borrower, and satisfactory to the Required Lenders. For the avoidance of doubt, Lenders acknowledge that the accounting firm of Grant Thornton LLP satisfies this requirement.

(d)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.01(b) or Section 5.01(c), a duly executed and completed Compliance Certificate,

(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(b), or Section 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Required Lenders,

(f)    Notice of Default. Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice (from a Person other than the Administrative Agent) has been given to Borrower with respect thereto, (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer of Borrower, as applicable, specifying the nature and period of existence of such condition, event, or change, or specifying the notice given and action taken by any such Person (if applicable) and the nature of such claimed Event of Default, Default, default, event, or condition, and what action Borrower has taken, is taking, and proposes to take with respect thereto, together with copies of any such notice or other document received by Borrower or any of its Subsidiaries related thereto,

(g)    Notice of Litigation. Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or any of its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat (in writing) of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters,

(h)    ERISA. (i) Promptly (but in any event within three (3) Business Days) upon any senior officer of Borrower or any of its Subsidiaries becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened, in writing, by the Internal Revenue Service, the Department of Labor, or the PBGC with respect thereto, and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (B) all notices received by Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or the Required Lenders shall reasonably request,

(i)    [Reserved].

(j)    Insurance Report. Upon request of the Administrative Agent or any Lender, a report in form and substance reasonably satisfactory to the Required Lenders outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries,

(k)    [Reserved].

(l)    Notice Regarding Material Contracts. (i) Promptly (but in any event within ten (10) Business Days) after any Material Contract of Borrower or any of its Subsidiaries is terminated prior to its stated terms as a result of a default by Borrower or any of its Subsidiaries or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or (ii) concurrently with the delivery of the financial statements delivered pursuant to Section 5.01(b), any new Material Contract is entered into, in each case, a written statement describing such event, with copies of such material amendments or new contracts delivered to Administrative Agent,

(m)    Environmental Reports and Audits. Within ten (10) days following the receipt thereof by the Borrower or any Subsidiary, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in an Environmental Claim asserted against any Loan Party or in any Environmental Liabilities of any Loan Party which, in either case, could reasonably be expected to result in a Material Adverse Effect,

(n)    Information Regarding Collateral. Borrower will furnish to Collateral Agent prior written notice of any change in Borrower or any Front Line Grantor’s (i) corporate name, (ii) identity or corporate structure, or (iii) Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal, and perfected security interest in all the Collateral as contemplated by the Collateral Documents. Borrower also agrees to promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed,

(o)    [Reserved],

(p)    Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each United States federal income tax return filed by or on behalf of any Loan Party,

(q)    Other Information. (i)  The Lenders recognize that Borrower is a publicly traded company with financial and other information readily available in the public domain, however, the following will be provided upon request therefor: copies of (A) all financial statements, reports, notices, and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) promptly after submission to any Governmental Authority, solely to the extent not legally prohibited from disclosing such information, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (iii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof, (iv) prompt notice of the acquisition by any Loan Party or any of their respective Subsidiaries of any Margin Stock, together with a completed and executed Form U-1, together with such other information reasonably requested by Administrative Agent to enable any Lender to comply with any of the requirements under Regulations T, U, and X, and (v) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Required Lenders or any Agent,

(r)    Public/Private Information. The Borrower acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower pursuant to this Section 5.01 (collectively, “Information Materials”) by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may have personnel who do not wish to receive material nonpublic information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Information Materials shall be designated by the Borrower (i) as “Public Side Information,” if such Information Materials are either available to all shareholders of Borrower or not material with respect to Borrower and the other Subsidiaries of Borrower or any of their respective securities for purposes of United States federal and state securities laws and (ii) as “Private Side Information,” if clause (i) does not apply to such Information Materials. By marking Information Materials “Public Side Information,” Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Information Materials as not containing any material non-public information (although it may be confidential, sensitive or proprietary) with respect to Borrower or their respective Affiliates or their respective securities for purposes of United States federal and state securities laws. All Information Materials marked “Public Side Information” are permitted to be made available through a portion of the Platform designated “Public Side Information” and the Administrative Agent shall treat any Information Materials that are not marked “Public Side Information” as being suitable only for posting on a portion of the Platform not designated “Public Side Information,”

(s)    (i) On or prior to the Closing Date, the Initial Budget and (ii) not later than 5:00 p.m. (Eastern time) on every fourth Thursday after the Petition Date (commencing with the fifth Thursday after the Petition Date, i.e. September 21, 2023) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, an update to the Initial Budget to cover the period commencing on the Saturday of the prior week and include a rolling 13-week cash flow forecast for the Borrower and its Subsidiaries substantially in the form of the Initial Budget; provided, that each such updated Budget shall be in form and substance reasonably acceptable to the Required Lenders (the Initial Budget and each such Budget, if so approved, an “Approved Budget”) (it being understood that if the Required Lenders shall not have approved such Budget within 5 Business Days after the delivery thereof, such Budget shall be deemed not to be acceptable to the Required Lenders and the previously delivered Approved Budget shall constitute the Approved Budget, until an updated Budget has been so approved),

(t)    Not later than the Budget Variance Test Date, a Budget Variance Report for the most recently expired Test Period (or, if earlier, the period ending on the most recent Saturday prior thereto), which such report shall be certified by an Authorized Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein,

(u)    Not later than 5:00 p.m. (Eastern time) on the Thursday of every week (commencing with the first Thursday following the Closing Date) or, to the extent such Thursday is not a Business Day, the next Business Day thereafter, a certificate of an Authorized Officer on behalf of the Borrower certifying the amount of Consolidated Liquidity as of the last day of the most recently expired Test Period,

(v)    [Reserved], and

(w)    Promptly after the same become available (i) copies of any amendments, waivers or other modifications of the DIP Streeterville Facility and (ii) notices of any defaults or events of default under or relating to the DIP Streeterville Facility.

Section 5.02    Existence . Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval of the Bankruptcy Court, except as otherwise permitted under Section 6.09, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence, and all rights, Governmental Authorizations, qualifications, franchises, licenses, and permits material to its business and to the conduct of its business in each material jurisdiction in which its business is conducted; provided, that neither Borrower nor any of its Subsidiaries shall be required to preserve any such existence, rights, Governmental Authorizations, qualifications, franchise, licenses, and permits if such Person’s Board (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03    Payment of Taxes and Claims . Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, Borrower will, and will cause each of its Subsidiaries to, timely file all income tax returns and all other material tax returns required to be filed by Borrower or any of its Subsidiaries and, to the extent provided for in the Approved Budget, timely pay all income Taxes and all other material Taxes imposed upon it or any of its properties or assets, or in respect of any of its income or businesses (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date); provided, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine, or Lien resulting from the non-payment thereof. Borrower will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person.

Section 5.04    Maintenance of Properties . Borrower will, and will cause each of its Subsidiaries to, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all reasonably appropriate repairs, renewals, and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.05    Insurance .

(a)    The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance, or such other insurance with respect to liabilities, losses, or damage in respect of the assets, properties, and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (1) in the case of each liability insurance policy, name Collateral Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy covering Collateral, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder. This clause Section 5.05(a) shall serve as a written contract and written agreement that requires that Collateral Agent, on behalf of Lenders, as its interest may appear, be added as an additional insured to all liability policies covering any Loan Parties that are in effect from time to time, and shall require such insurance to be maintained at least at the level at which such insurance is actually maintained from time to time.

(b)    The Loan Parties will deliver to Administrative Agent copies of certificates of insurance upon request of the Administrative Agent. Each of the insurance policies required to be maintained under this Section 5.05 shall provide for at least thirty (30) days’ prior written notice to Collateral Agent of the cancellation or substantial modification thereof. Receipt of such notice shall entitle Collateral Agent (but Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.05, or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.06    Inspections . Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true, and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent or such Lender or any consultants, auditors, accountants, lawyers, and appraisers retained by Administrative Agent or such Lender) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments and, based upon the results of the Phase I, Phase II Environmental Site Assessments, as applicable), to conduct audits, valuations, and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy, and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances, and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. The Loan Parties agree to pay (y) the examiner’s reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations, and (z) the reasonable and documented out-of-pocket costs of all visits, audits, inspections, valuations, and field examinations conducted by a third party on behalf of the Agents and Lenders. Notwithstanding anything to the contrary in this Section 5.06, excluding any such visits and inspections during the continuation of an Event of Default, only Administrative Agent on behalf of the Lenders may exercise the rights of Administrative Agent and the Lenders under this Section 5.06 and Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Loan Parties’ expense; provided that when an Event of Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may undertake any of the actions described in this Section 5.06 at the expense of the Loan Parties at any time during normal business hours and upon reasonable advance notice, without limitation as to frequency. The Loan Parties acknowledge that Administrative Agent or any Lender, after exercising its rights of inspection, may prepare and distribute to Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Administrative Agent and Lenders.

Section 5.07    [Reserved] .

Section 5.08    Compliance with Laws . Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including, without limitation, Anti-corruption Laws, the PATRIOT Act and OFAC Sanctions Programs.

Section 5.09    Environmental . Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent or the Required Lenders reasonably requests, except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c)    Promptly notify Administrative Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(d)    Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, in either case, that could reasonably be expected to result in a Material Adverse Effect and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

Section 5.10    Subsidiaries . In the event that, following the Closing Date, any Person becomes a Subsidiary of (x) Borrower (including without limitation, upon the formation of a Division Successor), Borrower shall (i) within 15 days after the date when such Person becomes a Subsidiary (or such later date as may be agreed by the Required Lenders in their sole discretion), cause such Subsidiary to become a Guarantor hereunder by executing a joinder to this Agreement and cause such Subsidiary to be a grantor under the Security Agreement by executing and delivering to the Administrative Agent a Joinder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Administrative Agent or the Required Lenders in connection therewith. With respect to each such Subsidiary, Borrower shall, within 15 days after the date when such Person becomes a Subsidiary, promptly send to Administrative Agent written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of Borrower, and (B) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; provided, that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof or (y) (x) Front Line (including without limitation, upon the formation of a Division Successor), Front Line shall (i) within 15 days after the date when such Person becomes a Subsidiary (or such later date as may be agreed by the Required Lenders in their sole discretion), cause such Subsidiary to become a Guarantor hereunder by executing a joinder to this Agreement and cause such Subsidiary to be a grantor under the Security Agreement by executing and delivering to the Administrative Agent a Joinder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Administrative Agent or the Required Lenders in connection therewith. With respect to each such Subsidiary, Front Line shall, within 15 days after the date when such Person becomes a Subsidiary, promptly send to Administrative Agent written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of, and (B) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Front Line; provided, that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

Section 5.11    Additional Real Estate Assets . In the event that any Loan Party acquires a Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party at the request of the Required Lenders, promptly after acquiring such Real Estate Asset (or such later date as may be agreed by the Required Lenders), shall take all such actions and execute and deliver, or cause to be executed and delivered, with respect to such Real Estate Asset, (i) a Mortgage, (ii) an opinion of counsel in the jurisdiction where such Real Estate Asset is located with respect to the enforceability of such Mortgage and such other reasonable and customary matters as the Required Lenders may request, (iii) a mortgagee policy of title insurance (or a marked up title insurance commitment having the effect of a mortgagee policy of title insurance) issued by a title company reasonably satisfactory to the Required Lenders, in an amount not less than the fair market value of such Real Estate Asset, insuring the Lien of such Mortgage as a valid First Priority security interest on such Real Estate Asset, and (iv) such other customary documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent or the Required Lenders with respect to each such Real Estate Asset that Collateral Agent or the Required Lenders shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Required Lenders, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12    [Reserved] .

Section 5.13    Further Assurances . At any time or from time to time upon the request of any Agent or the Required Lenders, each Loan Party will, at its expense, promptly execute, acknowledge, and deliver such further documents and do such other acts and things as such Agent or the Required Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as any Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and the other Loan Parties.

Section 5.14    Miscellaneous Business Covenants . Unless otherwise consented to by Agents and Required Lenders:

(a)    Non-Consolidation. Borrower will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity, and (iii) provide that its Board or other analogous governing body will hold all appropriate meetings (and/or provide all appropriate written consents) to authorize and approve such entity’s actions, which meetings (and/or written consents) will be separate from those of other entities.

(b)    Communication with Accountants. Each Loan Party executing this Agreement authorizes Administrative Agent to communicate directly with such Loan Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Loan Party with respect to the business, results of operations, and financial condition of any Loan Party; provided, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication.

Section 5.15    [Reserved].

Section 5.16    Post-Closing Matters . Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date as approved in writing by the Required Lenders (which approval may be provided via electronic mail from Davis Polk & Wardwell LLP).

Section 5.17    Use of Proceeds . Borrower shall apply the proceeds of the Term Loans as set forth in Section 2.05 hereof.

Section 5.18     Material Contracts . Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, Borrower shall, and shall cause each of its Subsidiaries to, satisfy and perform in all material respects all obligations of each such Person under each Material Contract except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19     Certain Milestones. Each Loan Party shall ensure that each of the milestones set forth on Schedule 5.19 herein (the “Milestones”) is achieved in accordance with the applicable timing referred to therein (or such later dates as approved in writing by the Required Lenders, which approval may be provided via electronic mail from Davis Polk & Wardwell LLP).

Section 5.20    Certain Bankruptcy Matters. The Loan Parties and the Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.20 shall be subject to any requirements in the Orders requiring a ruling or entry of an order of the Bankruptcy Court.

Section 5.21     Bankruptcy Notices.

(a)    The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $10,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b)    The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as Administrative Agent may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $10,000 in value.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants applicable to it and its Subsidiaries in this Article VI.

Section 6.01    Indebtedness . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.02    Liens . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens. Borrower shall not, directly or indirectly, create, incur, assume, or permit to exist a Lien on, or with respect to, the Capital Stock of Front Line or its Subsidiaries, other than Liens (x) held by Collateral Agent to secure the Obligations or (y) pursuant to clause (m)(ii) of the definition of “Permitted Liens”.

Section 6.03    [Reserved] .

Section 6.04    No Further Negative Pledges . Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.09, (b) restrictions by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (c) any covenants contained in this Agreement or in any other Loan Documents, (d) the DIP Streeterville Facility and DIP Streeterville Documents as in effect on the Closing Date and (e) restrictions imposed by law, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.05    Restricted Junior Payments . Borrower shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make, or set apart, or agree to declare, order, pay, make, or set apart, any sum for any Restricted Junior Payment except:

(a)    [reserved].

Section 6.06    Restrictions on Subsidiary Distributions . Except as provided herein, no Front Line Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Front Line to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Front Line or any other Subsidiary of Front Line, (b) repay or prepay any Indebtedness owed by such Subsidiary to Front Line or any other Subsidiary of Front Line, (c) make loans or advances to Front Line or any other Subsidiary of Front Line, or (d) transfer any of its property or assets to Front Line or any other Subsidiary of Front Line other than restrictions (i) [reserved], (ii) by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, joint venture agreements, and similar agreements entered into in the ordinary course of business, (iii) [reserved], and (iv) that are imposed by law.

Section 6.07    Investments . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including, without limitation, any Joint Venture, except Borrower or any Subsidiary thereof may make or own Permitted Investments. Notwithstanding the foregoing, in no event shall (x) any Front Line Loan Party make any Investment (i) which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05 or (ii) that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Front Line Loan Party or (y) any Orbital Loan Party make any Investment (i) which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of  Section 6.05 or (ii) that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Loan Party.

Section 6.08    [Reserved] .

Section 6.09    Fundamental Changes; Disposition of Assets; Acquisitions . Subject to the Sale Support Agreement, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, or sub-lease (as lessor or sublessor), exchange, transfer, or otherwise dispose of (including, without limitation, pursuant to a Division), in one transaction or a series of transactions, all or any part of its business, assets, or property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquired by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, and equipment and capital expenditures in the ordinary course of business) the business, property, or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)    as contemplated by the Sale Order or in accordance with an Approved Bankruptcy Court Order,

(b)    [reserved], and

(c)    Borrower or any Subsidiary thereof may make or own Permitted Investments,

provided that, notwithstanding anything to the contrary contained herein, in no event shall (x) any Front Line Loan Party make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Front Line Loan Party or (y) any Orbital Loan Party make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Loan Party; provided, further, that notwithstanding anything to the contrary contained herein, in no event shall any Loan Party be permitted to form or create any additional Subsidiaries.

Section 6.10    Disposal of Subsidiary Interests . Subject to the Sale Support Agreement, and except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no (i) Front Line Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Front Line Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law or (ii) Orbital Loan Party shall, nor shall it permit any of its Subsidiaries that are non-Front Line Loan Parties to, (a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11    Sales and Lease Backs . No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease.

Section 6.12    Transactions with Affiliates . (i) No Front Line Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any direct or indirect holder of 5% or more of any class of Capital Stock of Borrower or any of its Subsidiaries or with Borrower, or any Affiliate of Borrower (including any other Loan Party that is not a Front Line Loan Party) and (ii) no Orbital Loan Party shall permit any of its non-Front Line Loan Party Subsidiaries to directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with an Affiliate; provided, that the foregoing restrictions shall not apply to any of the following:

(a)    any transaction among the (i) Front Line Loan Parties not involving any other Person or (ii) Orbital Loan Parties not involving any other Person, and

(b)    compensation arrangements for officers and other employees of Borrower and its Subsidiaries approved by an Approved Bankruptcy Court Order and subject to the Initial Budget or Approved Budget (as applicable);

provided, further, that, notwithstanding anything to the contrary contained herein, in no event shall any (i) Front Line Loan Party enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any direct or indirect holder of 5% or more of any class of Capital Stock of Borrower or any of its Subsidiaries or with any Affiliate of Borrower, that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property or any interest in any Material Contract to any Person that is not a Front Line Loan Party or (ii) Orbital Loan Party enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any non-Orbital Loan Party of any Material Intellectual Property or any interest in any Material Contract to any Person that is not an Orbital Loan Party.

Section 6.13    Conduct of Business . From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Loan Party on the Closing Date and any other business reasonably related or complimentary thereto and (b) such other lines of business as may be consented to by Required Lenders.

Section 6.14    [Reserved] .

Section 6.15    Changes to Certain Agreements and Organizational Documents .

(a)    [Reserved].

(b)    No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents, (ii) amend, modify or permit any amendments to, or terminate (other than terminations that occur in accordance with the terms of such Material Contract) or waive any provision of, any Material Contract or the DIP Streeterville Credit Agreement, if, with respect to either of clauses (i) or (ii) hereof, such amendment, termination, or waiver would be material and adverse to Administrative Agent or Lenders.

Section 6.16    Accounting Methods . The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 6.17    [Reserved] .

Section 6.18    Prepayments of Certain Indebtedness . No Loan Party shall, (a) make any Prepetition Payments other than (i) as permitted by the Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, (iii) prepayments or payments in respect of the DIP Streeterville Facility set forth in Orders or (iv) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (i), (ii) and (iii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget, or (b) amend or modify the documentation in respect of any Prepetition Indebtedness or the DIP Streeterville Facility in a manner prohibited by the Orders.

Section 6.19    Issuance of Capital Stock . Except as otherwise expressly permitted under this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, issue or sell any of its Capital Stock.

Section 6.20    Anti-Terrorism Laws . No part of the proceeds of any Loan will be used, directly or, to the knowledge of a Loan Party, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and no part of the proceeds of any Loan will be used, directly or, to the knowledge of a Loan Party, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-corruption Laws.

ARTICLE VII

GUARANTY

Section 7.01    Guaranty of the Obligations . Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

Section 7.02    Contribution by Guarantors . All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Guarantor for purposes of this Section 7.02, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement, or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor, as of any date of determination, an amount equal to (y) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (z) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03    Payment by Guarantors . Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed or allowable against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04    Liability of Guarantors Absolute . Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety,

(b)    any Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default,

(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions,

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify, or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations,

(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge, or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner, or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release, or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate, or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations, and (vi) exercise any other rights available to it under the Loan Documents, and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge, or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power, or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of, or security for the payment of, the Guaranteed Obligations, (ii) any rescission, waiver, amendment, or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security, (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid, or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations, (v) any Beneficiary’s consent to the change, reorganization, or termination of the corporate structure or existence of Borrower, or any of each of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations, (vii) any defenses, set-offs, or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05    Waivers by Guarantors . Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations, or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor, or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever, (b) any defense arising by reason of the incapacity, lack of authority, or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations, (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments, and counterclaims, and (iv) promptness, diligence, and any requirement that any Beneficiary protect, secure, perfect, or insure any security interest or lien or any property subject thereto, (f) notices, demands, presentments, protests, notices of protest, notices of dishonor, and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension, or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower, and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof, and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties or which may conflict with the terms hereof.

Section 7.06    Guarantors’ Rights of Subrogation, Contribution, etc ’. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right, or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right, or remedy arises in equity, under contract, by statute, under common law, or otherwise and including, without limitation, (a) any right of subrogation, reimbursement, or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right, or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification, and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title, and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent, on behalf of Beneficiaries, and shall forthwith be paid over to Administrative Agent, for the benefit of Beneficiaries, to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07    Subordination of Other Obligations . Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent, on behalf of Beneficiaries, and shall forthwith be paid over to Administrative Agent, for the benefit of Beneficiaries, to be credited and applied against the Guaranteed Obligations but without affecting, impairing, or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.08    Continuing Guaranty . This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09    Authority of Guarantors or Borrower . It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors, or any agents acting or purporting to act on behalf of any of them.

Section 7.10    Financial Condition of Borrower . Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact, or thing relating to the business, operations, or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11    Bankruptcy, etc .

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization, or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree, or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors, or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer, or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12    Discharge of Guaranty upon Sale of Guarantor . If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not an Affiliate of Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default . If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) the principal of on any Loan whether at stated maturity, by acceleration, or otherwise, (ii) any amounts due pursuant to the Orders, (iii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment, or otherwise, (iv) within three (3) Business Days after the date when due, any interest on any Loan or any fee or any other amount due hereunder, or

(b)    Default in Other Agreements. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a) or Prepetition Indebtedness) in an aggregate principal amount of $3,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in subclause (i) above or (B) any loan agreement, mortgage, indenture, or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase, or defeasance of, or to cause any Loan Party or any of its Subsidiaries to make any offer to prepay, redeem, repurchase, or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or

(c)    Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.05, Section 5.01, Section 5.02, Section 5.06, Section 5.10, Section 5.11, Section 5.13, Section 5.16, Section 5.17, Section 5.19, Section 5.21 or ARTICLE VI, or

(d)    Breach of Representations, etc. Any representation, warranty, certification, or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made, or

(e)    Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of, or compliance with, any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within ten (10) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default, or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any direct or indirect Subsidiary of the Borrower that is not a Debtor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any direct or indirect Subsidiary of the Borrower that is not a Debtor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers over any direct or indirect Subsidiary of the Borrower that is not a Debtor, or over all or a substantial part of its property, shall have been entered, or there shall have occurred the involuntary appointment of an interim receiver, trustee, or other custodian of any direct or indirect Subsidiary of the Borrower that is not a Debtor for all or a substantial part of its property, or a warrant of attachment, execution, or similar process shall have been issued against any substantial part of the property of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded, or discharged, or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) any direct or indirect Subsidiary of the Borrower that is not a Debtor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its property, or any direct or indirect Subsidiary of the Borrower that is not a Debtor shall make any assignment for the benefit of creditors, or (ii) any direct or indirect Subsidiary of the Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or the Board (or similar governing body) of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f), or

(h)    Judgments and Attachments. Any money judgment, writ, or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000 (in either case to the extent not adequately covered by any indemnity or by insurance as to which a solvent and unaffiliated insurance company has not denied coverage and which, in the case of Debtors, only arose following the Petition Date) shall be entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded, or unstayed for a period of 60 days (or in any event later than the date of any proposed sale thereunder), or

(i)    Dissolution. Any order, judgment, or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of such any Loan Party or Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days, or

(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate that results in or might reasonably be expected to have a Material Adverse Effect during the term hereof, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA, or

(k)    Change of Control. A Change of Control shall occur, or

(l)    Guaranties, Collateral Documents, and Other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Collateral Document or the Orders ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party,

(m)    Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person, or

(n)    Cessation of Business. (i) Borrower, or any of Borrower’s Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days, (ii) any other cessation of a substantial part of the business of Borrower, or any of Borrower’s Subsidiaries for a period which materially and adversely affects Borrower, or any of Borrower’s Subsidiaries, or (iii) any material damage to, or loss, theft, or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities that, in any case described in clause (i), (ii), or (iii), results in or could reasonably be expected to have a Material Adverse Effect during the term hereof;

(o)    There occurs any of the following:

(i)     the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party (or any affiliate thereof) of a motion or other pleading seeking entry of such an order;

(ii)    a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any affiliate thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii)    the entry of an order or the filing by any Loan Party (or any affiliate thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or any of the Borrower or any of its Affiliates shall apply for authority to do so, without the prior written consent of the Lenders, or the Interim Order or Final Order shall cease to be in full force and effect;

(iv)    (A) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use cash collateral.

(v)    the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $25,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi)    any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or the Lenders;

(vii)    the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of the Agents or the Lenders under the Loan Documents or the Orders or that is inconsistent with the Loan Documents;

(viii)    the entry of an order in any of the Cases seeking authority to use cash collateral (other than with the prior written consent of the Administrative Agent and the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility and DIP Streeterville Facility);

(ix)    without the written consent of the Administrative Agent and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Required Lenders);

(x)    the filing or support of any pleading by any Loan Party (or any of its Affiliates) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (x) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default, or the filing of any such pleading by any other Person and such application is not contested in good faith by the Debtors.

(xi)    the making of any Prepetition Payments other than (A) as permitted by the Orders, (B) as permitted by any orders of the Bankruptcy Court reasonably satisfactory to the Required Lenders and consistent with the Budget or (C) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Required Lenders, but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Budget;

(xii)    an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out, any superpriority administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party (or any of its affiliates) of a motion or application seeking entry of such an order;

(xiii)    the Final Order is not entered within 35 calendar days after the Petition Date;

(xiv)    other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the Orders, including without limit the Liens created under the DIP Streeterville Credit Agreement, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents;

(xv)    noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order;

(xvi)    the commencement of, support of, or failure to object by any Loan Party to any action against the Prepetition Front Line Secured Parties or the Lenders;

(xvii)    the filing of a motion, pleading or proceeding by any of the Borrower or any of its Affiliates which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment of the rights or interests of the Lenders;

(xviii)    any Loan Party (or any of its affiliates) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that does not result in the payment in full of all Obligations under the DIP Facility and Prepetition Front Line Credit Facility;

(xix)    any Loan Document shall cease to be effective or shall be contested by the Borrower or any of its Affiliates;

(xx)     filing of, support for or making a written proposal or counterproposal to any party regarding (or, in each case, failing to provide adequate notice to the Required Lenders at least 5 Business Days prior to taking such action) a plan, disclosure statement or any material document in the Cases that is not in form and substance acceptable to the Required Lenders and otherwise in accordance with the consent rights under the Loan Documents and the Orders; or

(xxi)    the Front Line Stalking Horse Purchase Agreement shall have been terminated in accordance with its terms.

THEN, (A) upon the occurrence of any Event of Default described in Section 8.01(f) or Section 8.01(g), automatically and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Borrower by Administrative Agent, (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate, (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations, and (3) Administrative Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents against any Debtor, shall be subject to the provisions of the Interim Order (and, when entered, the Final Order).

Section 8.02    [Reserved].

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01    Appointment of Agents .

(a)    Alter Domus is hereby appointed Administrative Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes Alter Domus, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, and to perform, exercise, and enforce any and all other rights and remedies of Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(b)    Alter Domus is hereby appointed Collateral Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes Alter Domus, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, and to perform, exercise, and enforce any and all other rights and remedies of Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(c)    Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Agents and Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume, and shall not be deemed to have assumed, any obligation towards, or relationship of agency or trust with or for, Borrower or any of its Subsidiaries.

Section 9.02    Powers and Duties . Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights, and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights, and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights, and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.03    General Immunity .

(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency hereof or any other Loan Document, the creation, perfection, or priority of any Lien purported to be created by the Loan Documents, the value or sufficiency of any Collateral, or for any representations, warranties, recitals, covenants or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports, or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants, or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees, or agents shall be liable to any Person for (i) any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order or (ii) any action taken or omitted by any Agent at the direction of the Required Lenders (for the avoidance of doubt, no action taken or omitted by any Agent at the direction of the Required Lenders shall constitute gross negligence or willful misconduct). Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion, or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion, or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument, or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower or its Subsidiaries), accountants, experts, and other professional advisors selected by it, and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c)    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and conspicuously stating that such notice is a “notice of default.” Such Agent will notify Lenders of its receipt of any such notice. Collateral Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, that unless and until Collateral Agent has received any such direction, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

Section 9.04    Agents Entitled to Act as Lender . The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent or its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory, or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05    Lenders’ Representations, Warranties and Acknowledgment ’.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of, or the completeness of, any information provided to Lenders.

(b)    Each Lender, by delivering its signature page to this Agreement or a Joinder and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders, or Lenders, as applicable on the Closing Date.

Section 9.06    Right to Indemnity . EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE (PROVIDED, THAT IF ALL COMMITMENTS HAVE BEEN TERMINATED AND ALL OBLIGATIONS PAID IN FULL, EACH LENDER’S PRO RATA SHARE SHALL BE DETERMINED AS OF THE DAY IMMEDIATELY PRECEDING THE DATE THAT THE OBLIGATIONS WERE PAID IN FULL), SEVERALLY AGREES TO INDEMNIFY AND HOLD HARMLESS EACH AGENT, ITS AFFILIATES, AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN TIMELY REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS), OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS, AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, THAT IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE, OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; PROVIDED FURTHER, THAT THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE, OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.07    Successor Administrative Agent .

(a)    Any Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Borrower, and the other Agent. Upon any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above, as applicable, from among Lenders. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities, and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. Notwithstanding the foregoing, if no successor Administrative Agent or Collateral Agent, as applicable, has accepted an appointment by the retiring Agent, on behalf of the Lenders, within 30 days after the retiring Agent appoints such successor Agent, such retiring Agent’s resignation shall be deemed effective, and Borrower shall appoint the successor Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders, without their further consent. After any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.02 and 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

(b)    Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate without the prior written consent of, or prior written notice to, Borrower or Lenders; provided, that Borrower and Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to Borrower and Lenders of such assignment. Upon such assignment, such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

(c)    Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory, indemnification, and other provisions of Section 9.03, Section 9.06, and this Section 9.07 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Section 9.03, Section 9.06, and this Section 9.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits, and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits, and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits, and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and Lenders, (ii) such rights, benefits, and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Loan Party, Lender, or any other Person and no Loan Party, Lender, or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.08    Collateral Documents and Guaranty .

(a)    Agents Under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for, and representative of, Lenders with respect to the Guaranty, the Collateral, and the Collateral Documents. Subject to Section 10.05, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent, and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders, in accordance with the terms hereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for, and representative of, Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in this Agreement), (iii) the Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Secured Parties, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action (and without regard to the limitations on assignments set forth in this Agreement or any other agreement relating to Obligations), and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the applicable Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.09    Agency for Perfection . Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party), and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and Lenders as Secured Party. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10    Erroneous Payment .

(a)    If the Administrative Agent notifies a Lender, Secured Party or any Person (other than a Loan Party) who has received funds on behalf of a Lender or Secured Party such Lender (any such Lender, Secured Party or other recipient (other than a Loan Party), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).

(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (each an “Erroneous Payment Return Deficiency”, each party hereto agrees that irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.11    Reports and Other Information; Confidentiality; Disclaimers . By becoming a party to this Agreement, each Lender and other Agent:

(a)    is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to Borrower or its Subsidiaries (each, a “Report” and, collectively, the “Reports”) prepared at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender and Agent with such Reports,

(b)    expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, and that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and Borrower’s Subsidiaries and will rely significantly upon its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender or Agent providing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to Borrower, or the indemnifying Lender’s or Agent’s participation in, or the indemnifying Lender’s or Agent’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend, and hold Administrative Agent, and any such other Lender or Agent providing a Report, harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or Agent providing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing: (x) any Lender or other Agent may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender or other Agent a copy of any report or document provided by Borrower or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, and (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s or other Agent’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from Borrower or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender or other Agent.

ARTICLE X

MISCELLANEOUS

Section 10.01    Notices .

(a)    Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent, or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, or sent by facsimile or United States mail or courier service, and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent. Any Loan Party may change its address, facsimile number or email address for notices and other communications hereunder by notice to the Administrative Agent, and any Agent may change its address, facsimile number or email address for notices and other communications hereunder by notice to the Loan Parties and the other Agent (which notice to such other Agent shall not be required if both Agents are the same Person).

(b)    Electronic Communications.

(i)    Each of the Agents and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)    Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both subclauses (A) and (B) above, if such notice, email, or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.02    Expenses . Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all of the Agents’ and Lenders’ reasonable and documented out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto, (b) all the reasonable and documented fees and reasonable and documented out-of-pocket expenses and disbursements (i) one primary counsel to the Agents, taken as a whole, and (ii) of one primary counsel to the Lenders, taken as a whole, in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by Borrower, (c) all the reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes (in each case, without duplication of any indemnification obligation under Section 2.19), search fees, title insurance premiums, and reasonable and documented fees and reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (d) all the reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and reasonable and documented out-of-pocket expenses, and disbursements of any appraisers, consultants, advisors, and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, (e) all the reasonable and documented out-of-pocket costs and expenses of Agents and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (excluding, for avoidance of doubt, the inspections referred to in Section 5.06), (f) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby (limited, in the case of any legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of (i) one primary counsel to Agents, taken as a whole, and (ii) one primary counsel to the Lenders, taken as a whole), and (g) after the occurrence of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and reasonable and documented out-of-pocket costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any Insolvency Proceeding (limited, in the case of legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel (to be retained by the Administrative Agent) to all Agents, taken as a whole, and one additional primary counsel to all Lenders, taken as a whole); provided that, in any case in which the reimbursement of expenses for counsel is limited to one primary counsel, if reasonably necessary, Borrower shall also promptly pay reasonable and documented fees and reasonable and documented out-of-pocket disbursements of (x) one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, (y) in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs Borrower of such conflict, in each case, a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Persons).

Section 10.03    Indemnity .

(a)    IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.02, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY, AND HOLD HARMLESS (i) EACH INDEMNITEE AGENT PARTY AND (ii) EACH LENDER, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, AND AGENTS (EACH, AN “INDEMNITEE LENDER PARTY”; TOGETHER WITH EACH INDEMNITEE AGENT PARTY, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THAT NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES (I) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER OR JUDGMENT, OF THAT INDEMNITEE OR ANY OF ITS OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, OR AGENTS OR (II) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM A CLAIM, ACTION, LITIGATION, INVESTIGATION, OR OTHER PROCEEDING THAT DOES NOT ARISE FROM ANY ACT OR OMISSION BY ANY LOAN PARTY OR ANY OFFICER, PARTNER, DIRECTOR, TRUSTEE, EMPLOYEE, OR AGENT OF ANY LOAN PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (EXCEPT FOR ANY INDEMNITEE ACTING IN ITS CAPACITY AS AN AGENT) (AND EACH INDEMNITEE, BY ACCEPTING THE BENEFITS HEREOF, AGREES TO PROMPTLY REFUND OR RETURN ANY INDEMNITY RECEIVED HEREUNDER TO THE EXTENT IT IS LATER DETERMINED BY A FINAL, NON-APPEALABLE ORDER OR JUDGMENT OF A COURT OF COMPETENT JURISDICTION THAT SUCH INDEMNITEE IS NOT ENTITLED THERETO). TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY, AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.03 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Agents, and their respective Affiliates, directors, employees, attorneys, or agents, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort, or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases, and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04    Setoff . Subject to the Orders, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and its respective Affiliates are hereby authorized by each Loan Party at any time or from time to time, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender and its respective Affiliates to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender and its respective Affiliates hereunder, or with any other Loan Document, irrespective of whether or not (a) such Lender and its respective Affiliates shall have made any demand hereunder, (b) the principal of, or the interest on, the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.05    Amendments and Waivers .

(a)    Required Lenders’ Consent. Subject to Sections 10.05(b) and 10.05(c), (i) no amendment, modification, termination, or waiver of any provision of any Loan Document shall in any event be effective without the written concurrence of the Loan Parties party to such Loan Document, and (ii) no consent to any departure by any Loan Party from any provision of the Loan Documents, shall in any event be effective without the written concurrence of Administrative Agent and the Required Lenders.

(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the scheduled final maturity of any Loan or Note of such Lender,

(ii)    waive, reduce, or postpone any scheduled repayment (but not prepayment) due to such Lender,

(iii)    reduce the rate of interest on any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.09) or reduce any amounts payable pursuant to Section 2.12(b) or any fee or premium payable to such Lender hereunder,

(iv)    extend the time for payment of any such interest, amounts payable pursuant to Section 2.12(b) or fees or premium payable to such Lender,

(v)    reduce the principal amount of any Loan of such Lender,

(vi)    amend, modify, terminate, or waive any provision of this Section 10.05(b) or Section 10.05(c),

(vii)    amend, modify, terminate, or waive (A) any pro rata sharing, payment, or setoff provision of any Loan Document (including, without limitation, Section 2.16 of this Agreement) or (B) any other provision of a Loan Document, in each case, in a manner that would alter (or have the effect of altering) the pro rata allocation among the Lenders of any payments, disbursements, or setoffs (including, without limitation, Section 2.15 of this Agreement),

(viii)    amend the definition of “Required Lenders” or “Pro Rata Share”,

(ix)    directly or indirectly, release all or substantially all of the Guarantors or release (or subordinate the Collateral Agent’s liens on) all or a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions or as otherwise permitted under the Loan Documents),

(x)    subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document,

(xi)    consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document,

(xii)    amend or modify the definition of “Eligible Assignee”, Section 10.06 or any other provision in any Loan Document in any manner that would permit an assignment of Loans to Borrower, or any Affiliate of Borrower,

(xiii)    [reserved],

(xiv)    [reserved],

(xv)    amend or modify the Superpriority Claim status of Lenders under the Orders or under any Loan Document without the written consent of each Lender,

(xvi)    extend or increase the Commitment of any Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender and shall require the consent of the Required Lenders only), or

(xvii)    amend or modify any condition under Section 3.02 or Section 3.03 hereof.

(c)    Other Consents. No amendment, modification, termination, or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)    amend, modify, terminate, or waive any of the conditions set forth in Section 3.01 without the consent of Required Lenders, or

(ii)    amend, modify, terminate, or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)    Technical Amendments.Notwithstanding the foregoing, this Agreement may be amended solely with the consent of Administrative Agent and Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (i) correct or cure (A) ambiguities, errors, omissions, or defects or (B) incorrect cross‑references or similar inaccuracies or (ii) effectuate administrative changes of a technical or immaterial nature.

(e)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers, or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender, and, if signed by a Loan Party, on such Loan Party.

Section 10.06    Successors and Assigns; Participations .

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.06, Indemnitees under Section 10.03, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and each Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b)    Register. Borrower, Administrative Agent, and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.06(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority, or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Loans.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign, or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)    to any Person meeting the criteria of clause  (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent, and

(ii)    to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent (such consent not be unreasonably withheld or delayed); provided, that each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d)    Mechanics. (i) The assigning Lender and the assignee thereof shall (A) execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(d), and (B) pay to Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that, notwithstanding anything to the contrary herein, such processing and recordation fee shall not constitute Indemnified Liabilities and (ii) the assignee Lender, if not already a Lender hereunder, shall provide to the Administrative Agent all requested “know your customer” documentation, an administrative questionnaire and a duly executed IRS Form W-9 or such other applicable IRS Form.

(e)    Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement and any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower, and shall maintain a copy of such Assignment Agreement.

(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of, or investing in, commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control), and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party (other than the Obligations) or any Capital Stock of any Loan Party (as to this clause (iv), unless such assignment was approved by Administrative Agent).

(g)    Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any, and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon, Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)    Participations.

(i)    Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments, Loans, or in any other Obligation; provided, that any sale of any participation made to any Person other than an Eligible Assignee shall be absolutely void ab initio. The holder of any such participation, other than an Affiliate of Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification, or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(c); provided, that such participant complies with Section 2.19 as though it were a Lender (it being understood that the documentation required under Section 2.19(d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii)    In the event that any Lender sells participations in its Commitments, Loans, or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Commitments, Loans, or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans, or Obligations which are the subject of the participation (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identify of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Commitment, Loan, or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.

(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.06, any Lender may assign, pledge, and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit, or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee, or representative of such Person (without the consent of, notice to, or any other action by any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender or Agent, as between Borrower and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall such Person, agent, trustee, or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

(j)    Assignments to Borrower. No assignment shall be made to Borrower or any of its Subsidiaries, or to any of its Affiliates.

Section 10.07    Independence of Covenants . All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08    Survival of Representations, Warranties, and Agreements . All representations, warranties, and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18, 2.19, 10.02, 10.03, 10.04, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.03(b), and 9.06 shall survive the payment of the Loans.

Section 10.09    No Waiver; Remedies Cumulative . No failure or delay on the part of any Agent or any Lender in the exercise of any power, right, or privilege hereunder or under any other Loan Document shall impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other power, right, or privilege. The rights, powers, and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers, and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power, or remedy hereunder shall not impair any such right, power, or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, or remedy.

Section 10.10    Marshalling; Payments Set Aside . Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent, or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, any other state or federal law, common law, or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights, and remedies therefor or related thereto, be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11    Severability . In case any provision herein or obligation hereunder or any Note or other Loan Document shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12    Obligations Several; Independent Nature of Lenders’ Rights ’. The obligations of Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture, or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

Section 10.13    Headings . Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14    APPLICABLE LAW . THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 10.15    CONSENT TO JURISDICTION . (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01, WHICH IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (IV) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)         EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.01. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT, OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

Section 10.16    WAIVER OF JURY TRIAL . EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17    Confidentiality . Each Agent and Lender agrees to maintain the confidentiality of all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower obtained by such Lender from Borrower or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, any Agent or Lender may make (a) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors, and shareholders (and to other persons authorized by a Lender or Agent to organize, present, or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) who are directly involved with Loan Documents and related transactions and for whom the applicable Agent or Lender shall be responsible for any breach of this Section by such Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, or participant in connection with the contemplated assignment, transfer, or participation by any such Lender of any Loans or any participations therein, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of Agents or any Lender, (d) disclosure to any Lender’s financing sources; provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Lender shall be responsible for any breach of this Section by such financing sources, (e) disclosures of such information to any investors and partners of any Lender; provided, that prior to any disclosure, such investor or partner is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Lender shall be responsible for any breach of this Section by such investors or partners, (f) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (g) disclosures of such information to the extent any such information becomes publicly available other than by reason of disclosure by any Agents or Lenders, any Affiliates of the Agents or Lenders, or any officers, directors, agents, employees, attorneys, accountants, or advisors of any Agents or Lenders or of any Affiliates of any Agents or Lenders, in breach of this Agreement, or to the extent any such information is developed independently by any such Persons, (h) to the extent not known by us to consist of material non-public information, and (i) for purposes of establishing a “due diligence” defense or to exercise rights or remedies. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals, and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement except (y) disclosures required by applicable law, regulation, legal process, or the rules of the Securities and Exchange Commission, or (z) with the prior approval of Administrative Agent.

Section 10.18    Usury Savings Clause . Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19    Counterparts . This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

Section 10.20    Effectiveness . This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an Affected Financial Institution, and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability,

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.22    PATRIOT Act Notice . Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.23    Orders Control. To the extent that any specific provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ORBITAL INFRASTRUCTURE GROUP, INC.,
as Borrower

By:	/s/ James F. O’Neil
Name:	James F. O’Neil
Title:	Chief Executive Officer

FRONT LINE POWER CONSTRUCTION, LLC,
as a Guarantor

By:	/s/ Kurt A Johnson, Jr.
Name:	Kurt A Johnson, Jr.
Title:	Chief Executive Officer

Eclipse Foundation Group, Inc.,
as a Guarantor

By:	/s/ James F. O’Neil
Name:	James F. O’Neil
Title:	Chief Executive Officer

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

AG CREDIT SOLUTIONS MASTER FUND II A, L.P.,
AG POTOMAC FUND, L.P.,
AG CATALOOCHEE, L.P.,
AG CENTRE STREET PARTNERSHIP, L.P.,
AG MM, L.P.,
AG CAPITAL SOLUTIONS SMA ONE, L.P.,
as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

BARINGS CAPITAL INVESTMENT CORPORATION, as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

BARINGS BDC, INC., as a Lender By: Barings LLC as Investment Manager

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

BARINGS SS4 (LUX) LLC, as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE), L.P., as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

BARINGS PARTICIPATION INVESTORS, as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

The foregoing is executed on behalf of Barings Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents or such Trust individually, but the Trust’s assets and property only shall be bound.

BARINGS CORPORATE INVESTORS, as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

The foregoing is executed on behalf of Barings Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

BARINGS PRIVATE CREDIT CORPORATION, as a Lender By: Barings LLC as Investment Adviser

By:	/s/ Steve Johnson
Name: Steve Johnson
Title: Senior Director

IRRADIANT SOLUTIONS FUND, L.P., as a Lender

By: Irradiant Solutions Fund GP, LLC
Its: General Partner

By: Irradiant Partners, LP
Its: Managing Member

By:	/s/ Jon Levinson
Name: Jon Levinson
Title: Co-CEO

IRRADIANT SOLUTIONS MINI-MASTER FUND, L.P., as a Lender

By: Irradiant Solutions Fund GP, LLC
Its: General Partner

By: Irradiant Partners, LP
Its: Managing Member

By:	/s/ Jon Levinson
Name: Jon Levinson
Title: Co-CEO